UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

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FLUSHING FINANCIAL CORPORATION

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

April 8, 2021

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held in a virtual-only format due to continued public health concerns related to the COVID-19 pandemic and to protect the health and well-being of its stockholders, directors, employees, and the public. The 2021 annual meeting will be held May 18, 2021 at 1:00 p.m., New York time.

Shareholders will not be able to attend the 2021 annual meeting in-person at a physical location. However, the virtual 2021 annual meeting will provide stockholders of record as of the close of business on March 23, 2021, the ability to vote their shares and submit questions during the meeting via the virtual annual meeting interface.

If you are a shareholder of record, to sign in to the virtual annual meeting go to www.virtualshareholdermeeting.com/FFIC2021. You will need the 16-digit control number included on your proxy card or Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to register. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. Only one stockholder per 16-digit control number can access the virtual annual meeting. We encourage stockholders to log in to this website and access the webcast before the virtual annual meeting start time.

The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. You may vote over the Internet, by telephone, or by signing, dating, and returning a proxy card. Voting over the Internet, by telephone or by written proxy will not prevent you from voting during the virtual annual meeting, but will ensure that your vote is counted if you are unable to attend the virtual annual meeting. Please review the instructions on the Important Notice Regarding the Availability of Proxy Materials or proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Alfred A. DelliBovi	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 18, 2021 at 1:00 p.m. New York time

PLACE:	The annual meeting will be held in a virtual-only format If you are a shareholder of record, to sign in to the virtual annual meeting go to www.virtualshareholdermeeting.com/FFIC2021. You will need the 16-digit control number included on your proxy card or Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to register. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares.

ITEMS OF BUSINESS:

To elect four directors for a three-year term and until their successors are elected and qualified;

To approve an amendment to the 2014 Omnibus Incentive Plan;

To approve, on an advisory basis, the Company’s executive compensation;

To ratify the appointment of BDO USA, LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Tuesday, March 23, 2021.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the Important Notice Regarding Availability of Proxy Materials or proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Uniondale, New York

April 8, 2021

FLUSHING FINANCIAL CORPORATION

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 18, 2021

i

Summary Compensation Table	34
Grants of Plan Based Awards in 2020	35
Outstanding Equity Awards at 2020 Fiscal Year-End	36
Stock Vested in 2020	36
Pension Benefits	37
Nonqualified Deferred Compensation	38
Nonqualified Deferred Compensation Table	39
Potential Payments Upon Termination or Change of Control	40
Potential Payments Upon Termination of Employment	40
Employment Agreements	41
Equity Awards	43
Change of Control Arrangements	43
Risk Assessment of Non-Executive Compensation Plans	44
Risk Assessment	44
CEO Pay Ratio	45
PROPOSAL NO. 2 AMENDMENT TO THE 2014 OMNIBUS INCENTIVE PLAN	46
Description of the Plan	47
PROPOSAL NO. 3 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	54
AUDIT COMMITTEE MATTERS	56
Report of the Audit Committee	56
Audit Committee Financial Expert	56
Independent Registered Public Accounting Firm Fees and Services	56
PROPOSAL NO. 4 RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	58
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
Stock Ownership of Certain Beneficial Owners	59
Stock Ownership of Management	60
Section 16(a) Beneficial Ownership Reporting Compliance	61
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	62
STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING	62
MISCELLANEOUS	63
APPENDIX A	A-1
APPENDIX B	B-1

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Bank. In this proxy statement we use the term “the Bank” to mean Flushing Bank. Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors” or “Board”) to be used at the annual meeting of stockholders to be held in a virtual-only format If you are a shareholder of record, to sign in to the virtual annual meeting go to www.virtualshareholdermeeting.com/FFIC2021 at 1:00 p.m., New York time, on May 18, 2021 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 23, 2021, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. We are not mailing the proxy statement and related materials to all stockholders. Instead, the proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 can be accessed over the Internet. Printed proxy materials will be mailed to stockholders only upon request. All persons who are entitled to vote at the annual meeting will receive in the mail (or by email, if they have agreed to delivery in such manner) an Important Notice Regarding the Availability of Proxy Materials that describes how to access our proxy materials. We will begin distributing the Important Notice Regarding the Availability of Proxy Materials on or about April 8, 2021.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 23, 2021, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 30,954,458 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You may vote over the Internet, by telephone, or by signing, dating, and returning a proxy card.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the Important Notice Regarding the Availability of Proxy Materials. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR the approval of an amendment to the 2014 Omnibus Incentive Plan, FOR the advisory approval of the Company’s executive compensation, and FOR ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 220 RXR Plaza, Uniondale, New York 11556); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

You may either vote for, against, or abstain on each of the proposals. The election of each director nominee and the approval of each other proposal requires the affirmative vote of a majority of the votes cast (whether in person or represented by proxy), assuming a quorum is present at the meeting. A majority of votes cast means that the number of shares voted “for” a proposal exceeds the number of shares voted “against” that proposal.

New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” Under current NYSE rules, brokers have discretionary authority to vote shares held in street name with respect to the ratification of the appointment of the independent registered public accounting firm, but not on the election of directors, the approval of an amendment to the 2014 Omnibus Incentive Plan, or the advisory approval of the Company’s executive compensation.

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not “votes cast” on a proposal, so they will have no effect on the outcome of any proposal.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow Sodali, LLC, a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $7,500, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Internet Availability of Proxy Materials

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2020 are available at https://materials.proxyvote.com/343873.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes C and A are serving terms expiring at the annual meeting of stockholders in 2022 and 2023, respectively.

The directors in Class B, whose terms expire at the 2021 annual meeting, are Michael A. Azarian, Steven J. D’Iorio, Louis C. Grassi, and Sam S. Han. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2024. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors as recommended by the Nominating and Governance Committee to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

Because this election is uncontested, directors are elected by a majority of the votes cast “for” or “against” the nominee at the virtual annual meeting or represented by proxy (the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee). Votes may be cast “for” or “against” each nominee, or a shareholder may abstain from voting for one or more nominees. If there is a contested election (which is not the case in 2021), directors would be elected by a plurality of votes cast. Pursuant to applicable Delaware law and our by-laws, abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires

Alfred A. DelliBovi	74	Chairman of the Board	2014	2022
Michael A. Azarian.	69	Director	2019	2021	(2)
John R. Buran	71	President, Chief Executive Officer and Director	2003	2022
James D. Bennett	82	Director	1998	2022
Steven J. D’Iorio	71	Director	2004	2021	(2)
Louis C. Grassi	65	Director	1998	2021	(2)
Sam S. Han	67	Director	2007	2021	(2)
Douglas C. Manditch(3)	73	Director	2020	2022
John J. McCabe	77	Director	2003	2023
Donna M. O’Brien	65	Director	2004	2023
Michael J. Russo	86	Director	1984	2023
Caren C. Yoh	61	Director	2015	2023

(1)	As of December 31, 2020.
(2)	Nominee for re-election at the 2021 annual meeting for a term expiring in 2024.
(3)	Mr. Manditch commenced his directorship on November 1, 2020.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years. In addition, described below are each director’s particular experiences, qualifications, attributes or skills that contributed to the Board’s conclusion that the person should continue to serve as a director of the Company.

Board Nominees

Michael A. Azarian joined the Board of Directors of the Company and the Bank on February 26, 2019. From 2013 to 2017 he served as Managing Director, Global Consumer Technology Executive responsible for the Retail Bank implementation of advanced customer servicing and global common operational processes. Although Mr. Azarian retired in 2017, since June 2018 he has been an Advisory Board Member of CxO Nexus, Inc., which provides automated, role-specific advice to simplify and optimize category and vendor spend management tasks.

Mr. Azarian’s business experience, with more than 40 years of diversified technology operations experience in the financial services industry, including over 30 years at two industry leaders, JPMorgan Chase and Citigroup, makes Mr. Azarian a valuable addition to our Board of Directors.

Steven J. D’Iorio has over 40 years of experience in real estate development and project management, he is an Executive Managing Director of Project and Development Services at Cushman and Wakefield. Mr. D’Iorio manages and executes complex multi-disciplined projects and delivers responsive high quality and cost effective solutions to a diverse array of clients on a global basis.

Mr. D’Iorio’s knowledge of and business experience of the real estate market in which the Company operates, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. D’Iorio a valuable member of our Board of Directors.

Louis C. Grassi is Managing Partner and Chief Executive Officer of Grassi & Co., located in Jericho and New York City, with a practice in accounting, tax, technology and management consulting services. He is a licensed Certified Public Accountant and Certified Fraud Examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust. Mr. Grassi is board chair of Moore Stephens North America, a network of accounting and consulting firms.

Mr. Grassi’s accounting, tax and management expertise, including in particular his experience as a fraud examiner and his general understanding of controls, as well as his firm leadership background, make Mr. Grassi a valuable member of our Board of Directors

Sam S. Han is President and Founder of The Korean Channel, Inc. and has over 30 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the premiere 24 hour Korean broadcasting company servicing the East Coast on Charter Communications, Altice Cablevision, and DirectTV. Mr. Han serves as a member of the Board of Trustees of Flushing Hospital Medical Center and is the founder of Arirang Foundation, a non-profit organization whose mission is to support future generations of Korean-American leaders. Mr. Han was an advisor and member of the Board of Flushing Town Hall from 1998 to 2008.

Mr. Han’s successful business background and his strong personal and professional connection to the markets served by the Company, coupled with his long-time work in the Korean-American communities served by the Company, add to our diversity and make him a valuable member of our Board of Directors.

Continuing Directors

Alfred A. DelliBovi has been Chairman of the Board of Directors of the Company and the Bank since February 3, 2017. He served as President and Chief Executive Officer of the Federal Home Loan Bank of New York (“FHLBNY”) until his retirement in April 2014. During his 21 years at the helm of the FHLBNY, he led a team of financial professionals growing the bank ten-fold to $120 billion in assets. The FHLBNY is a wholesale bank that provides liquidity to 330 neighborhood-based lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. In December 2011, Mr. DelliBovi was named to the Housing Commission of the Bipartisan Policy Center in Washington, D.C. He served as Deputy Secretary of the U.S. Department of Housing and Urban Development from 1989 until 1992.

Mr. DelliBovi’s extensive knowledge of and business and government experience in the banking industry in which the Company operates, makes Mr. DelliBovi a valuable member of our Board of Directors.

James D. Bennett is Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. He served as of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate, until his retirement in August 2015. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

Mr. Bennett’s legal background, including in particular his extensive knowledge and experience as a real estate lawyer practicing in the Company’s marketplace, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. Bennett a valuable member of our Board of Directors.

John R. Buran is President and Chief Executive Officer and a Director of the Company and the Bank. He has served as President and Chief Executive Officer of the Company and the Bank since July 2005. He has been a Director of the Company and the Bank since 2003. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. He is

a former Chairman of the Board and current director of the New York Bankers Association. In 2017 he was elected Chairman of the Board of The Federal Home Loan Bank of New York where he has served as a director since 2010. He is a former Director of the Nassau County Interim Finance Authority where he served for eight years.

Mr. Buran’s experience with the Company and his career-long experience in the Banking industry, including at some of the nation’s largest banks, his community and other activities connecting him to the Company’s marketplace and his extensive knowledge of Banking regulations and other matters as applicable specifically to the Company, make him a valuable member of our Board of Directors. In addition, Mr. Buran’s leadership during recent adverse macro-economic circumstances including the Great Recession and the coronavirus pandemic especially qualifies him as a Board member to meet future such challenges.

Douglas C. Manditch joined the Board of Directors of the Company and the Bank on November 1, 2020. Prior to joining the Bank, he served as the Chairman of the Board and Chief Executive Officer of Empire Bancorp and Empire National Bank since their respective inceptions. Mr. Manditch is a 55-year veteran of the banking industry and has served his entire banking career on Long Island. He served as President and Chief Executive Officer and a director of Long Island Commercial Bank and its holding company, Long Island Financial Corp., from its formation in 1987 until its sale to New York Community Bancorp., Inc. in December 2005. He has also held senior management positions with National Bank of New York City, North Fork Bank and First National Bank of Long Island.

In addition to his banking activities, Mr. Manditch serves on the Board of The Clark Gillies Foundation; the YMCA of Long Island; Island Harvest; the Richard J. O’Brien Foundation; as past Chairman of the New York Bankers Association, Long Island Division; and past Chairman of Independent Bankers Association of New York. He has served on the Board of the Monsignor Thomas Hartman Foundation for Parkinson’s Research, Inc.; Vice Chairman of the Honorary Board of the Suffolk County Coalition Against Domestic Violence; an Honorary Member of The Friend s of Sagamore Hill; the Theodore Roosevelt Council of the Boy Scouts of America; Vice Chairman of the Board of Trustees of St. Charles Hospital in Port Jefferson; and Trustee of the Long Island Museum of American Art, History & Carriages in Stony Brook.

Mr. Manditch’s long history in banking and his experience on other boards makes him a valuable member of our Board of Directors.

John J. McCabe served as Chief Equity Strategist of Shay Assets Management, Inc. for over 20 years and as co-manager of the AMF Large Cap Equity Fund managed by Shay Assets Management, until his retirement in December 2015. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President.

Mr. McCabe brings long-time experience in the securities industry and fund management business, as well as a background of investment banking, to the Company and makes him a valuable member of our Board of Directors.

Donna M. O’Brien is President of Strategic Visions in Healthcare, LLC, a healthcare strategy/policy consulting firm with particular expertise in cancer program planning. With over 25 years of healthcare experience in academic medical centers, multi-institutional health systems and community hospitals, her management positions have included being the Executive Vice President of the Catholic Health System of Long Island (a $1.8 billion regional health system) where she led the formation of the system, and at the University of Texas MD Anderson Cancer Center in Houston where she was responsible for inpatient operations. Ms. O’Brien has served as a Special Advisor to the Director of the National Cancer Institute. She has served on numerous healthcare organization boards across the country and is currently a member of the Board of Trustees of the College of Holy Cross and on the Board of Directors of the International Cancer Expert Corps. She was a member of the Governor of New York State’s Commission on Healthcare Facilities for the Twenty First Century

Ms. O’Brien’s long history in senior administrative and management positions and her experience on other boards makes her a valuable member of our Board of Directors.

Michael J. Russo is self-employed as a consulting engineer and serves as Chief Executive Officer and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years.

Mr. Russo’s executive experience in a variety of businesses, his knowledge of the Company’s marketplace and his ties to the Company’s community make him a valuable member of our Board of Directors.

Caren C. Yoh is the owner of a full service accounting firm in Flushing, Queens since 1989. Ms. Yoh is a Certified Public Accountant and is well known for her expertise in auditing, taxation and estate planning. Ms. Yoh has held various board positions with several business and community organizations including the Asian Advisory Board for Flushing Bank, Flushing Business Improvement District (BID), Flushing Chinese Business Association, New York Hua Liu Tsu Hui Buddhist Temple, Chinese American Women Commerce Association, and LaGuardia Community College Foundation. She also served as President of the Chinese American Entrepreneur Association.

Ms. Yoh’s accounting, tax and management expertise and her general understanding of controls, as well as her firm leadership background, make Ms. Yoh a valuable member of our Board of Directors.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company

Michael Bingold	58	Senior Executive Vice President, Chief Retail and Client Development Officer
Thomas M. Buonaiuto	55	Senior Executive Vice President, Chief of Staff and Deposit Channel Executive
Susan K. Cullen	55	Senior Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	56	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	58	Senior Executive Vice President and Chief of Real Estate Lending
Astrid Burrowes	56	Executive Vice President, Chief Accounting Officer
Theresa Kelly	59	Executive Vice President, Business Banking

(1)	As of December 31, 2020.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

Michael Bingold has been Senior Executive Vice President/Chief Retail and Client Development Officer of the Company since December 2019. Prior to that, he had been Executive Vice President/Director of Distribution and Client Development of the Company since August 2014. Mr. Bingold joined the Company in May 2013 as Senior Vice President/Chief of Staff. Prior to joining the Company, he was Small Business Region Director for

New York City, Boston and Florida at Citibank from 2010 to 2013. Prior to this position, he held various senior manager positions at Citibank, including East Division Sales Director, Mass Affluent Sales Director and Area Director.

Thomas M. Buonaiuto has been Senior Executive Vice President/ Chief of Staff and Deposit Channel Executive of the Company since November 2020. Prior to that, he had been President and Chief Operating Officer, and a director of Empire Bancorp and Empire National Bank since their respective inceptions. Mr. Buonaiuto served as Executive Vice President and Chief Financial Officer of Union State Bank until its acquisition by KeyCorp in 2007. Prior to this, Mr. Buonaiuto was Executive Vice President and Chief Financial Officer of the Long Island Commercial Bank, and its holding company Long Island Financial Corp., and served in that capacity until its acquisition by New York Community Bancorp in 2005.

Susan K. Cullen has been Senior Executive Vice President, Treasurer and Chief Financial Officer of the Company since February 2016. Ms. Cullen joined the Company in August 2015 as Executive Vice President/Chief Accounting Officer. Prior to joining the Company, she held the positions of Executive Vice President/SEC Reporting and Investor Relations, from January 2014 to July 2015, and Executive Vice President/Chief Risk Officer, from June 2012 to January 2014, at Hudson Valley Bank. Prior to Hudson Valley Bank, she was an audit partner with Grant Thornton, LLP in the Financial Service Practice.

Maria A. Grasso has been Senior Executive Vice President and Chief Operating Officer of the Company since January 2014. Ms. Grasso had been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been Senior Executive Vice President and Chief of Real Estate Lending of the Company since January 2014. Prior to that, he had been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Astrid Burrowes has been Executive Vice President/Controller of the Company since January 2016 and Executive Vice President/Chief Accounting Officer of the Company since February 2016. Prior to that she has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Ms. Burrowes held various positions at Roslyn Savings Bank. Ms. Burrowes is a Certified Public Accountant.

Theresa Kelly has been Executive Vice President/Business Banking of the Company since January 2014. Prior to that, she had been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Other Officers

The following persons currently serve as officers of the Company.

Name	Age(1)	Position(s) with the Company

Allen M. Brewer	68	Senior Executive Vice President
Barbara A. Beckmann	62	Executive Vice President
Ruth E. Filiberto	62	Executive Vice President
Vincent E. Giovinco	51	Executive Vice President
James P. Jacovatos	58	Executive Vice President
Jeoung (A.J.) Jin	54	Executive Vice President
Gary P. Liotta	61	Executive Vice President
Rosina Manzi	59	Executive Vice President
Patricia Mezeul	61	Executive Vice President
William M. Gianakos	68	Senior Vice President
Douglas Liang	45	Senior Vice President
Yan Nuriyev	37	Senior Vice President
Albert H. Savastano	48	Senior Vice President
Patricia Tiffany	62	Senior Vice President
Richard A. White	52	Senior Vice President

(1)	As of December 31, 2020.

Allen M. Brewer has been Senior Executive Vice President/Chief Information Officer of the Company since December 2020. Prior to that, he had been Executive Vice President/Chief Information Officer of the Company since August 2014. Mr. Brewer joined the Company in December 2008 as Senior Vice President/Chief Information Officer. Prior to joining the Company, Mr. Brewer served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to 2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Barbara A. Beckmann has been Executive Vice President/Director of Operations since January 2016. Prior to that she had been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company, she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Ruth E. Filiberto has been Executive Vice President/Director of Human Resources of the Company since January 2016. Prior to that she had been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resources department at First Data Corporation from 1993 to 2006.

Vincent E. Giovinco has been Executive Vice President/Director of Commercial Real Estate since April 2020. Prior to joining the Company, Mr. Giovinco was First Senior Vice President at New York Community Bank from 2004 to 2020. Mr. Giovinco is a Certified Public Accountant.

James P. Jacovatos has been Executive Vice President, Real Estate Credit Center Manager of the Company since January 2016. Prior to that, he had been Senior Vice President/Real Estate Credit Center Manager of the Company since joining the Company in June 2013. Prior to joining the Company, Mr. Jacovatos held various banking related consulting positions, and prior to that he served as President and CEO of Hanover Community Bank.

Jeoung (A.J.) Jin has been Executive Vice President/Residential, Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since January 2014. Prior to that, he had been Senior Vice President/Residential,

Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank.

Gary P. Liotta has been Executive Vice President/Chief Risk Officer of the Company since August 2014. Prior to that, he had been Senior Vice President/Chief Risk Officer of the Company since April 2010. Prior to joining the Company, Mr. Liotta was Vice President of Investment Management for Morgan Stanley from 2002 to 2010. Prior to that, he was Vice President at Lehman Brothers and an Audit Manager for Ernst and Young. He has also held officer positions at the Federal Home Loan Bank of New York and JP Morgan Chase. Mr. Liotta is a Certified Public Accountant.

Rosina Manzi has been Executive Vice President/Chief Audit Officer of the Company since October 2017. Prior to joining the Company, Ms. Manzi held various positions, including Senior Vice President/Chief Compliance Officer at Astoria Bank from 1984 to 2017. Ms. Manzi is a Certified Internal Auditor, Certified Financial Services Auditor, and a Certified Anti-Money Laundering Specialist.

Patricia Mezeul has been Executive Vice President/Director of Government Banking of the Company since August 2014. Prior to that, she had been Senior Vice President/Director of Government Banking of the Company since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

William M. Gianakos has been Senior Vice President/Director of Retail Banking since March 2020. Prior to that, he had been Senior Vice President/Director of Retail Sales and Wealth Management of the Company since January 2016, and Vice President/Retail Sales Manager since September 2014. Mr. Gianakos joined the Company in April 2014 as Vice President/Project Manager.

Douglas Liang has been Senior Vice President/Chief Investment Officer since July 2020. Prior to that, he had been Senior Vice President/Treasury since December 2014, and before that Vice President/Treasury since January 2014. Mr. Liang joined the Company as Assistant Vice President/Treasury in September 2012.

Yan Nuriyev has been Senior Vice President/Chief Technology Officer since February 2021. Prior to joining the Company, Mr. Nuriyev was Chief Technology Officer at Quantridge from 2018 to 2021. Prior to that he was a Technology Advisor at McKinsey & Company, and Vice President at Banco Santander from 2008 to 2019. Mr. Nuriyev also holds several securities licenses in Financial Industry Regulatory Authority (FINRA).

Albert H. Savastano has been Senior Vice President/Director of Investor Relations since February 2021. Prior to joining the Company, Mr. Savastano was Portfolio Manager at Norges Bank Investment Management from 2011 to 2020.. Mr. Savastano is a Chartered Financial Analyst.

Patricia Tiffany has been Senior Vice President/Senior Director of Marketing since January 2019. Prior to that, she was Senior Vice President/Director of Marketing since January 2014. Ms. Tiffany joined the Company in 2009 as Vice President and Director of Marketing. Prior to joining the Company, from 2004 to 2009, she was a Senior Vice President with Citigroup in the Consumer Lending Group. From 1988 to 2004, she held numerous senior marketing positions at JPMorgan Chase in its Credit Card Services Division.

Richard A. White, PhD has been Senior Vice President/Chief Information Security Officer of the Company since August 2018. Prior to joining the Company, Dr. White was a Managing Director of Oxford Solutions since 2013. Dr. White held the position of Chief Information Security Officer with the United States Capitol Police, the Law Enforcement Branch for the U.S. House of Representatives and U.S. Senate in Washington, D.C. from 2010 to 2013. Dr. White has a Ph.D. in Information Technology, is a Subject Matter Expert and Final Content Reviewer for University of Maryland University College Cyber Security Information Assurance (CSIA) courses, and holds certifications in information technology, including NSA Information Assessment Methodology, Checkpoint Security Engineer, and Microsoft Systems Engineer.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that ten of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Manditch is not independent as a result of the consulting fees he receives from the Company and the Bank. Mr. Buran is not independent because he is an executive officer of the Company. In evaluating the independence of the remaining directors, the Board considered the payments described below under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2020, the Board of Directors held 12 regular meetings and two special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served.

At least quarterly, the independent directors meet in executive session with no members of Company management present.

The Board of Directors has established the following committees:

Compensation Committee.    The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of Messrs. Russo (Chairman), DelliBovi, Grassi, and Han, and Ms. O’Brien, all of whom are independent under Nasdaq independence standards and satisfy the additional Nasdaq independence standards for compensation committee members. The Compensation Committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the 2014 Omnibus Incentive Plan and granting, subject to concurrent approval by the Board of Directors, awards to employees under the 2014 Omnibus Incentive Plan. The Compensation Committee has the authority to retain or obtain advice from compensation consultants, legal counsel and other experts. The Compensation Committee meets on an as needed basis. During 2020, the Compensation Committee met five times. The charter of the Compensation Committee is not available on the Company’s website, but is attached as Appendix A to the Company’s proxy statement for its 2020 annual meeting of stockholders.

Audit Committee.    The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of Messrs. Grassi (Chairman), DelliBovi, and Russo and Ms. Yoh, all of whom are independent under Nasdaq independence standards and satisfy the SEC independence requirements for audit committee members. The Audit Committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. The Audit Committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. The Audit Committee has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but is attached as Appendix B. During 2020, the Audit Committee met five times. The Report of the Audit Committee is included on page 56.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) is composed of Messrs. Grassi (Chairman), Bennett, DelliBovi, Han, McCabe, and Russo, all of whom are independent under Nasdaq independence standards. The Nominating and Governance Committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The Nominating and Governance Committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The Nominating and Governance Committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The Nominating and Governance Committee has the authority to engage consultants, legal counsel and search firms to assist it in fulfilling its responsibilities. The charter of the Nominating and Governance Committee is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Nominating and Governance Committee Charter. During 2020, the Nominating and Governance Committee met one time.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, an Investment Committee, an Information Technology Committee, and a Risk and Compliance Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2020, the Bank Board held 12 regular meetings. The Bank Board maintains an Executive Committee, an Insurance Committee, an Investment Committee, a Compensation Committee, a Nominating and Governance Committee, an Information Technology Committee, a Risk and Compliance Committee, and an Audit Committee. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those at the Company level. The Bank Board also maintains a Loan Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served. Directors of the Bank are nominated by the Bank Board nominating and governance committee and elected by the Company as sole stockholder of the Bank.

Election of Directors by Majority Voting Standard

In 2013, the Board of Directors amended the Company’s by-laws to adopt a majority voting standard for all uncontested director elections (defined as elections in which the number of nominees does not exceed the number of open director positions). The by-laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast at the annual meeting of shareholders. Incumbent directors who fail to receive a majority of votes—and who under Delaware law would otherwise remain in office until a successor is elected—are required to, within 10 business days of certification of election results, submit to the Board of Directors a letter of resignation for consideration by the Nominating and Governance Committee, which is required to act promptly. The Board of Directors, with the recommendation of the Nominating and Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, in accordance with the Company’s by-laws. Plurality voting will continue to apply if the number of nominees exceeds the number of open director positions. The Board of Director’s decision to adopt a majority voting standard for the election of directors in uncontested elections demonstrates the Company’s continued commitment to best practices in corporate governance and the best interests of its stockholders.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq independence standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the Nominating and Governance Committee.

The Nominating and Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Nominating and Governance Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company as described below. Stockholders may recommend an individual for consideration by submitting to the Nominating and Governance Committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Board Leadership Structure

Since its formation in 1994, the Company has separated the roles of Chairman of the Board and Chief Executive Officer. We believe it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent Chairman whose sole job is leading the Board. The Board expects that the time Mr. Buran will be required to devote to the CEO position will continue to be significant and demanding. By having another director serve as Chairman of the Board, Mr. Buran will be able to focus his entire energy on running the Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Chief Risk Officer provides monthly updates to the Board with regard to the Bank’s Enterprise Risk Management. The Company’s Management Risk and Compliance Committee meets quarterly to oversee the mitigation of risks to the Company’s strategic plan and to oversee the Company’s compliance with consumer regulations. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive and employee compensation plans and arrangements. The Audit Committee oversees the results of the independent registered public accounting firm’s annual attestation of the Company’s financial statements and the Company’s internal audit department’s control testing. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Bank Board’s Loan Committee oversees general risks related to the Company’s lending policies. The Investment Committee oversees risk related to the Company’s investment policy, liquidity policy, and interest rate risk management policy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board is confident, as outlined above, that the proper independent oversight is in place to properly mitigate the Company’s risks.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek Nominating and Governance Committee approval of any related party transaction or potential conflict of interest. The Nominating and Governance Committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. Additionally, there were no loans outstanding to an immediate family member of a director during 2020.

On October 30, 2020, the Company completed its merger with Empire Bancorp, Inc. (“Empire”) pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 24, 2019 by and among the Company, Empire and a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the consulting agreement with Flushing Bank (the “Consulting Agreement”), originally entered into on October 24, 2019, became effective. Pursuant to the Consulting Agreement, Mr. Manditch will provide consulting services to Flushing Bank for a term of three years, subject to extension on terms mutually acceptable to Mr. Manditch and Flushing Bank (subject to earlier termination as provided therein). The Consulting Agreement provides for the payment of consulting fees to Mr. Manditch in the amount of $16,666.66 per month and certain customary other terms. In addition, the Consulting Agreement contains non-competition and non-solicitation provisions during the term of the Consulting Agreement and for a one-year period after the termination thereof, as well as confidentiality provisions. During 2020, Mr. Manditch received fees of approximately $50,000 pursuant to the consulting agreement.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the

Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Audit Officer and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2020 annual meeting attended the virtual annual meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then governance documents, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee consisted of Messrs. Russo (Chairman), DelliBovi, Grassi, Han, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. There were no such loans outstanding to an immediate family member of a director during 2020.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits personnel within our human resources department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2020, our Chief Financial Officer and Executive Vice President of Human Resources regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from the Committee’s compensation consultant prior to making any final decisions.

Determining Executive Compensation and the Role of the Consultant

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. The Compensation Committee has retained Pearl Meyer (the “Consultant” or “Pearl Meyer”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 and 2014 Omnibus Incentive Plans. In 2020, as in prior years, the Compensation Committee engaged the Consultant. The Consultant discussed with the Compensation Committee the philosophy for determining the 2020 compensation and discussed trends in the executive compensation arena to be considered. For a discussion of the elements involved in the Compensation Committee’s decisions regarding executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

For the fiscal year ended December 31, 2020, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) were entitled to receive an annual retainer of $37,500 from the Bank with no additional retainer from the Company. In addition, in 2020, the Chairman of the Board received a fee of $75,000 for services to the Company and the Bank in those capacities. The Chairman of the Audit Committee received an additional annual retainer of $15,000, the Chairman of the Compensation Committee received an additional annual retainer of $10,000, and the Chairman of the Nominating and Governance Committee received an additional annual retainer of $7,500. Outside Directors also received meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,300 for each Audit Committee meeting attended, and $1,000 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single Board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans.

Equity Compensation

Pursuant to the Company’s 2014 Omnibus Incentive Plan, under which equity awards granted on or after May 20, 2014 were made, each Outside Director receives an annual award of 4,800 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a prorated portion of the annual award consisting of 400 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock, generally at the time they vest. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

On January 28, 2021, the Compensation Committee approved a grant of Company stock in the form of 4,800 RSUs to each Outside Director, which vests in full one year from the date of grant, thus deviating from the formula in the Company’s 2014 Omnibus Incentive Plan as outlined above. The Compensation Committee’s recommendation to the Board to grant equity at a value of $100,000, not to exceed 4,800 RSUs, with a one year vesting period was a continuation of equity grant practices implemented in January of 2019.

Director Stock Ownership Guidelines

In November 2015, the Compensation Committee formally established Director Stock Ownership Guidelines for Outside Directors as a way to more closely align the interests of Outside Directors with those of the Company’s shareholders. These guidelines provide a direct link between Outside Director rewards and Company results and encourage Outside Directors to consider Company performance from a long-term as well as short-term perspective.

These stock ownership guidelines require Outside Directors to hold at least 5,000 shares of the Company’s common stock after the greater of five full years of board service or five years from the implementation of these guidelines. Compliance with these guidelines is mandatory for all Outside Directors of the Company.

Director Retirement Plan

The Bank has an unfunded noncontributory defined benefit Outside Director Retirement Plan, which provides benefits to each Outside Director who became an Outside Director before January 1, 2004 who has at least five years of service as an Outside Director and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director who became an Outside Director before January 1, 2004 and whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. Any person who became an Outside Director after January 1, 2004 is not eligible to participate in the Outside Director Retirement Plan. Upon termination, an eligible director will be paid an annual retirement benefit equal to $48,000. Such benefit will be paid in equal monthly installments for 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. In the event of an Outside Director’s death, the surviving spouse will receive the equivalent benefit. No benefit will be paid to an Outside Director who is removed for cause. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2020, there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors which agreements provide for mandatory indemnification of each director to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2020.

Name (1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Change in Pension Value and Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Alfred A. DelliBovi	173,000	94,992	—	—	—		267,992
Michael A. Azarian	66,500	94,992	—	—	—		161,492
James D. Bennett	78,500	94,992	—	—	—		173,492
Steven J. D’Iorio	90,500	94,992	—	—	—		185,492
Louis C. Grassi	100,500	94,992	—	—	—		195,492
Sam S. Han	69,500	94,992	—	—	—		164,492
Douglas C. Manditch(5)	13,250	10,176	—	—	50,000	(6)	73,426
John J. McCabe	82,500	94,992	—	—	—		177,492
Donna M. O’Brien	81,500	94,992	—	—	—		176,492
Michael J. Russo	85,000	94,992	—	—	—		179,992
Caren C. Yoh	73,000	94,992	—	—	—		167,992

(1)

John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 34.

(2)	Reflects the amount of compensation earned in 2020 for annual retainers, Board and committee Chair retainers, Board and committee meeting fees, and property inspection fees.
(3)

Reflects the grant date fair value of awards (excluding the effect of estimated forfeitures) granted in the fiscal year ended December 31, 2020. Assumptions used in the calculation of such amounts are included in note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021. As of December 31, 2020, each Outside Director had 6,400 RSUs outstanding with the exception of Mr. Azarian and Mr. Manditch who had 4,800 and 800 RSUs outstanding respectively.

(4)

Messrs. Azarian, DelliBovi, D’Iorio, Manditch, and Han, and Mses. O’Brien and Yoh are not eligible to participate in the Outside Director Retirement Plan because it was frozen before they satisfied the eligibility requirements. Messrs. Bennett, Grassi, McCabe, and Russo have maximized their annual retirement benefit under the Outside Director Retirement Plan based on their years of service.

(5)	Mr. Manditch commenced his directorship on November 1, 2020.
(6)

Represents aggregate amounts earned pursuant to a consulting agreement with the Bank and the Company. An explanation of the main terms of the consulting agreement is contained under the heading “Transactions with Related Persons” on page 14.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation programs for our named executive officers (“NEOs”) captured in the table below. The CD&A also describes the processes followed by the Compensation Committee of the Board (referred to as the Compensation Committee or the Committee in this CD&A) for making pay decisions as well as its rationale behind other matters which effect the compensation of the NEOs.

Name	Position

John R. Buran	President & Chief Executive Officer
Susan K. Cullen	Senior Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	Senior Executive Vice President and Chief of Real Estate Lending
Michael Bingold	Senior Executive Vice President/Chief Retail and Client Development Officer

Executive Summary

2020 Performance Highlights & Our Response to the COVID-19 Pandemic

The Company continues to focus on managing expenses, growing our loans and deposits, and ensuring our clients experience the “small enough to know you large enough to help you” customer experience. Our institution’s strong capital, our ability to continue to grow core deposits, and our traditionally strong credit discipline enabled us to perform well in 2020—despite the unprecedented environment.

The Company, led by its tenured executive management team, moved quickly with its response to the COVID-19 pandemic, while implementing its strategic priorities throughout 2020. During this unprecedented challenging time, the Bank’s executive leadership team quickly determined that COVID-19 required a sweeping response to protect our employees and customers, sustain our operations, and safe guard the interests of our shareholders. Their responsive measures ensured that business remained uninterrupted, customer needs were met, and our employees operated in a safe environment.

Area of Concern	What We Did
Employee Safety	Clearly safety was, and remains, at the forefront to ensure Company success during the ongoing pandemic. Employees transitioned to a Work-From-Home arrangement ensuring that the business continued to execute and remain fully operational. Several branches were temporarily closed in New York State mandated “red zones.” Over time, the Company returned to a staggered workforce in the summer of 2020, with new operational protocols in place.

Servicing Customers	We were able to continue to meet the needs of our customers—while ensuring the safety of all. Our branch network transitioned to appointment-only banking during the height of the pandemic in an effort to minimize face-to-face interactions in the branches. The call center was fully staffed to address any overflow that resulted from those efforts. Additionally, substantial changes to safety and operational protocols were implemented as branch openings were assessed daily which often required the movement of staff to accommodate COVID-19 pandemic staffing needs.

Job Retention	As unemployment soared, we were able to avoid COVID-19 related job eliminations, furloughs and adverse compensation related actions.

The Company successfully navigated through the worst parts of the pandemic and persevered through this period of change by continuing to execute well, maintain its service capacity, mitigate risk and manage its capital structure for financial strength and stability, as outlined in the performance highlights below:

Performance Area	Highlights

Stockholders Returns & Value Creation

•  We paid dividends of $0.84 per common share in 2020 resulting in an annual dividend yield of 5.05% as of December 31, 2020, above the bank industry average of 2.71% as of December 31, 2020 (as reported by S&P Global Market Intelligence in their SNL Financial U.S. Bank Index). Our Company declared a quarterly dividend per common share of $0.21 per common share on February 23, 2021.

• Stockholders’ equity as of December 31, 2020, grew to $619.0 million, an increase of $39.3 million, or 6.8%, during 2020.

Profitable Growth	• Total assets as of December 31, 2020, grew to $8.0 billion, an increase of $958.6 million, or 13.7%, during 2020.

• Net interest income as of December 31, 2020 grew to $195.2 million, an increase of $33.3 million, or 20.5%, during 2020.

• Net loans were $6,659.5 million for the year ended December 31, 2020, an increase of $909.1 million or 15.8% from $5,750.5 million for the year ended December 31, 2019.

Asset Quality and Stability

•  Active COVID-19 forbearances at December 31, 2020 totaled 134 loans with a principal balance of $364.4 million at the time of modification, a decrease from the peak of $1.5 billion; total deferment of $23.6 million in principal, interest and escrow; of the total forbearance loans, approximately 40% are making interest payments.

•  For the fifth consecutive year, the Company and the Bank maintained investment grade ratings. According to the Kroll Bond Rating Agency (“KBRA”), the Company and Bank’s favorable ratings “are supported by a seasoned management team that reflects beneficial experience with the greater-NYC banking market, a mid-tier deposit share position in this competitive market, and a loan portfolio that is considered to be relatively low risk.” KBRA cited the Company “has maintained a focus on strong credit culture with disciplined underwriting, which has resulted in the Company outperforming peers with respect to traditional credit metrics.”

•  The Company remains well-capitalized with Tier 1 leverage, Common equity tier 1, Tier-1 risk-based, and Total risk-based capital ratios of 8.38%, 9.88%, 10.54%, and 12.63%, respectively, as of December 31, 2020, exceeding regulatory requirements of 5%, 6.5%, 8% and 10%, respectively.

Strategic Accomplishments

•  In the middle of the COVID-19 pandemic, the Company completed the acquisition of Empire Bancorp, a $1 billion Long Island bank, on October 30, 2020, which was immediately followed by the completion of a seamless systems conversion in mid-November orchestrated by a remote workforce. KBRA stated, “With the most recent merger with Empire Bancorp, Flushing will be better situated to expand its presence in Long Island and enter Suffolk County. Furthermore, the merger will aid in management’s strategic goals by improving the cost of deposits, increasing average loans yields, and lowering the loan-to-deposit-ratio.”

•  In 2020, the Company completed several aspects of its digital transformation strategy, which included the roll out of upgraded online and mobile banking capabilities and improved lending capabilities through enhanced fintech relationships. Flushing Bank Online Escrow™ was launched to facilitate escrow payments and maintain escrow accounts for corporate, municipal, and individual escrow services and custodial services.

2020 Compensation Actions At-A-Glance

•

Base Salary—the benchmarking analyses prepared by our independent compensation consultant, Pearl Meyer, used to set 2020 (and 2021) pay levels, indicated that the base salary of the NEOs were generally aligned within a competitive range of the market. Accordingly, the Compensation Committee did not adjust any of the NEOs’ base salaries for the fiscal year 2020 (and 2021), with the exception of Mr. Bingold who was promoted to Senior Executive Vice President/Chief Retail and Client Development Officer of the Company and the Bank on December 17, 2019. At that time, Mr. Bingold’s base salary was increased by approximately 20% to recognize his promotion and the increased responsibilities associated with his new role as well as to better align his total compensation with the market.

•

Performance Based Annual Incentives— based on our 2020 financial performance achievements and consistent with our program design, the NEOs received annual incentive awards payouts of 93% of target. See Performance-Based Annual Incentives below.

•

Performance Based Equity—the Compensation Committee implemented a performance vesting equity component to the annual long term incentive grant in 2019, as we seek to further align executive compensation with that of the long term interests of our shareholders. For 2020, the Compensation Committee again granted target long-term incentive awards using a 50%/50% mix of performance based restricted stock units and time based restricted stock units to each of the NEOs. Performance based restricted stock awards vest at the end of a three-year performance period (subject to achievement of performance goals) and time based restricted stock units vest ratably over a five-year period. See Long-Term Equity Incentive Compensation below.

Impact of Advisory Say-On-Pay Vote

At our 2020 Annual Meeting of Shareholders, 77% of the votes cast on Say-On-Pay were voted in approval of the compensation of the NEOs. These results demonstrated measurable improvement over our 2019 and 2018 Say-On-Pay results of 67% and 55%, respectively. The Compensation Committee and senior management are committed to this ongoing improvement in support and continued their shareholder engagement efforts in 2020 and into 2021. During 2020, we directly telephoned, emailed, and/or engaged in discussions with over 18 of our largest institutional investors representing approximately 60% of our total outstanding shares. Where investors were not readily available, we followed up where appropriate to maximize our connectivity. We were successful in establishing direct discussions with approximately a third of our largest institutional investors. When we were not able to engage in direct communication, we encouraged open dialogue with our shareholders throughout the year. More details about our approach to shareholder outreach are described below.

Shareholder Outreach

We value the opinions of our shareholders and look forward to a continued, open dialogue on compensation matters and other issues relevant to our business. We want our shareholders to fully understand our rationale for our approach to executive compensation and we want to understand the views of our shareholders. Although our current executive compensation program contains continuations or versions of arrangements that were put in place historically and under different circumstances, we continue to evolve its design and features in light of current best practices and shareholders’ feedback.

To foster our dialogue with shareholders and more specifically to respond to Say-On-Pay results, we formalized our annual shareholder interaction into an organized and comprehensive shareholder outreach program initiated under the auspices of our Compensation Committee. The outreach program during 2020 was led by our Executive Vice President/Director of Human Resources. In addition, the outreach program was advised by our independent compensation consulting firm and external counsel. The agenda of the outreach program centered on executive compensation matters, but also touched on other governance and business-related matters. While we devoted much time and effort in 2020 to communicating information regarding our executive compensation policies and practices, we also were keenly interested in feedback from our shareholders as to how we might improve those practices and policies. We generally seek a collaborative and mutually beneficial approach to many issues of importance to investors that affect our business, and to ensure that our corporate governance practices remain appropriate. This approach is especially important in the context of executive compensation matters.

The results of our outreach program were extremely informative. Specifically, top institutional investors recognized the Company’s efforts to address compensation concerns outlined in the following table. Further, some top institutional shareholders stated their understanding that such changes in the Company’s compensation programs take time to fully implement and ultimately be positively reflected in future benchmarking analyses performed either by institutional investor firms or proxy advisory firms.

COMPENSATION CONCERN	FEEDBACK FROM OUR SHAREHOLDERS	ACTION TAKEN IN 2020
Long-Term Equity Incentive Compensation	Responded positively to the implementation of long-term performance based incentive compensation	Continued to include performance based vesting equity component in our annual long term incentive grant that represents 50% of the overall award grant process

Compensation Philosophy	Responded positively to eliminating targeting the 75th percentile and moved to ensuring target compensation is within a competitive range of the market	Continued to target competitive compensation opportunities—not the 75th percentile

Pay levels	Responded positively by not awarding base salary increases to the CEO, COO, and Chief Lending Officer in 2019 and not awarding base salary increases to any NEOs in 2020 in an effort to align base salaries relative to the market median.	The Compensation Committee did not adjust base salary levels for any NEOs in 2020 or for 2021

Key Governance Features

The following practices highlight our compensation governance structure:

What We do	What We Don’t Do

✓  Pay for performance

✓  Grant 50% of our long-term incentives in performance-based awards

✓  Utilize a 5-year vesting period on the majority of time-based equity grants

✓  Require our executive officers to own stock through robust stock ownership guidelines and holding requirements

✓  Include a maximum cap on our annual cash incentive plan

✓  Conduct an annual “say on pay” vote

✓  Conduct annual shareholder outreach

✓  Conduct an annual risk assessment of our compensation program

✓  Engage an independent compensation advisor

✓  Have an independent compensation committee

✘ Hedging of company stock ✘ Pledging of company stock ✘ Repricing of stock options ✘ Issue new employment agreements with excise tax gross ups feature

What Guides Our Compensation Program

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company in a risk appropriate fashion, and which aligns executives’ interests with those of the shareholders rewarding performance at or above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peers. The Compensation Committee targets total direct compensation to be within a competitive range of the median of the markets we draw talent from, taking into consideration experience, role, contributions, and criticality.

Elements of Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Compensation Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.

Annual Incentives	Cash (Variable—Performance based)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, and returns.

Long-Term Incentives	Equity (Variable—50% Performance Based)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

The pay mix of total direct compensation for our NEOs includes base salary, performance-based annual incentives, and both long-term performance and time-based equity incentives. We believe that these compensation components help balance the incentive for our executives to achieve annual goals but not take undue risk.

The Decision-Making Process

Role of the Compensation Committee

Our Compensation Committee has the primary responsibility for approving our compensation philosophy and programs as they relate to our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which is attached as Appendix A to the Company’s proxy statement for its 2020 annual meeting of shareholders.

The Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee.

The Role of Management

Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. The Committee and subsequently the independent members of the Board review the CEO’s performance and make all final determinations regarding CEO compensation after conducting their review. For other NEOs, the Committee reviews the CEO’s assessment of their performance and proposed pay decisions. Only the Committee members are allowed to vote on decisions regarding NEO compensation.

The CEO reviews his recommendations pertaining to other executives (non-NEO) pay with the Committee providing transparency and oversight. Decisions on non-NEO pay are made by the CEO in consultation with the Committee.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Compensation Committee has the funding it needs for these purposes.

The Compensation Committee retained Pearl Meyer in 2020 as its independent executive compensation consultant. The services Pearl Meyer provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relationship to our performance.

None of the Company’s management team participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Pearl Meyer in 2020, and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest taking into account the “independence factors” identified by the SEC and NASDAQ. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In 2020, Pearl Meyer prepared an executive compensation analysis with regard to the NEOs. This analysis included a review of the competitiveness of compensation levels, a pay for performance analysis, and a retention analysis. Pearl Meyer utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed in its analysis below.

Use of Peer Group

The Peer Group analysis is typically performed and reviewed annually. In order to capture an appropriate view of the Company’s competitors, Pearl Meyer utilized the following Peer Group, consisting of 23 banks, which are close to the Company’s size (generally, no more than twice as large and no less than half the size of the Company in terms of assets) and which are located in major urban/suburban areas of the Northeast United States. At the time the Peer Group analysis was performed, the median asset size of the Peer Group and the Company was $7.5 billion and $6.8 billion, respectively.

Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Boston Private Financial Holdings, Inc.	NBT Bancorp Inc.
Bridge Bancorp, Inc.	Northwest Bancshares, Inc.
Brookline Bancorp, Inc.	Northfield Bancorp, Inc.
Community Bank System, Inc.	Provident Financial Services, Inc.
Customers Bancorp, Inc.	Sandy Springs Bancorp, Inc.
Dime Community Bancshares, Inc.	S&T Bancorp, Inc.
Eagle Bancorp, Inc.	Tompkins Financial Corporation
First of Long Island Corporation	TrustCo Bank Corp NY
First Commonwealth Financial Corporation	Washington Trust Bancorp, Inc.
Independent Bank Corporation	WSFS Financial Corporation
Kearny Financial Corporation

There were no year over year changes to the Peer Group, as all peer banks continued to meet the selection criteria (e.g. assets ranges and regional location) and have similar business models.

In determining the amount of compensation for the NEOs, the Compensation Committee typically reviews each element of total compensation against the Peer Group. Total compensation is comprised of annual base salary, annual earned bonus, the grant date value of long-term incentive awards, and other proxy-reported compensation not captured in salary, bonus, or long-term incentives. Based on the recommendation of Pearl Meyer, the Compensation Committee then considers setting salaries within a competitive range of the Peer Group based on individual performance. The Compensation Committee continues to focus on maintaining total compensation within our updated disclosed philosophy by assuring the variable components of compensation have a strong pay-for-performance orientation.

The Compensation Committee considered factors other than amounts paid by the Peer Group and other sources of compensation data when determining compensation amounts, such as the individual executive’s level of responsibility, individual performance, the financial and operational performance of the Company, and the Company’s performance in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Compensation Committee include, among others, total assets, core operating pre-tax income, core operating earnings per diluted common share, core operating return on average equity and book value per share. The achievements of certain strategic goals that are part of the Company’s Strategic Plan were also taken into consideration. The Compensation Committee also compared the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as total shareholder return, return on average assets, net interest margin, and efficiency ratio.

Our 2020 Executive Compensation Program In Detail

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Compensation Committee also uses annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of the performance-based incentive bonuses and the amount of retirement benefits.

In determining the base salary of our NEOs, the Compensation Committee considered a variety of factors including the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank relative to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by Pearl Meyer for 2020 indicated that base salary levels of the Company’s NEOs were generally aligned with the market. Accordingly, the Compensation Committee did not adjust any of the NEOs’ base salaries for the fiscal year 2020 (and 2021), with the exception of Mr. Bingold who was promoted to Senior Executive Vice President/Chief Retail and Client Development Officer of the Company and the Bank on December 17, 2019. At that time, Mr. Bingold’s base salary was increased by approximately 20% to recognize his promotion and the increased responsibilities associated with his new role as well as to better align his total compensation with the market.

Performance-Based Annual Incentives

The Company offers NEOs the opportunity to earn performance-based annual cash incentive bonuses to drive achievement of performance goals for the year. These bonuses are provided consistent with the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”), which is adopted under the authority of our Omnibus Plan.

Under the Incentive Bonus Plan for 2020, the target bonus for each NEO as a percentage of his or her base salary was as follows:

• CEO/President	fifty percent (50%)

• Senior Executive Vice President	forty percent (40%)

For all of our NEOs the performance criteria used were solely based on Company financial performance metrics. These criteria consisted of:

•	core operating earnings per diluted common share; and

•	core operating return on average equity, with each of these factors weighted equally.

The Compensation Committee concluded that these performance criteria continued to be appropriate. They are recognized industry metrics and are well-recognized measures of performance and profitability in the banking industry.

The Company uses core operating results to set Incentive Bonus Plan target performance rather than using accounting principles generally accepted in the United States (“GAAP”) measures because core operating results exclude onetime gains and losses and, other non-recurring items that may be related to strategic decisions involving long-term opportunities or risk mitigation. The Company believes this measure of earnings is an important indication of ongoing operations (as defined in the Reconciliation of GAAP and Core Earnings table provided in Exhibit 99.1 on the Company’s current report on Form 8-K filed on January 28, 2021). The Company believes this earnings measure is important to management and investors in evaluating its ongoing operating performance. In determining Incentive Bonus Plan achievement levels for 2020 core operating results excluded the effects associated with the Empire Bancorp acquisition which closed on October 30, 2020. The Compensation Committee closely reviewed Company performance versus the Empire Bancorp acquisition budget – which was in-line with projected expenses.

For each performance factor, the threshold performance level was set at 80% of the target level, and the maximum performance level was set at 110% of the target level. Performance results within these benchmarks are linearly interpolated. Target, minimum and maximum bonus amounts for established performance targets were subject to reduction, but not increase, at the discretion of the Compensation Committee.

The target performance levels for 2020 were consistent with the Company’s Strategic Plan as approved by the Board of Directors and were set in early 2020. Performance levels were set by the Compensation Committee and in the context of numerous complex and uncertain risks to our 2020 performance based on circumstances beyond the Company’s control, such as the direction of interest rates and the actions of government agencies. In view of the volatile conditions in the national economy and severe market dislocation, as well as the onset of the COVID-19 pandemic, forecasting future changes in monetary policy or the effect of such changes on the business or financial condition of the Company or the Bank for purposes of goal-setting was unrealistic. These uncertain factors were also exacerbated by indications in early 2020 that the Federal Reserve would be increasing interest rates over time from historically low levels.

Despite the severity of the COVID-19 pandemic and mandated economic shutdowns imposed by New York State and federal authorities, the Compensation Committee determined that the proper action would be for performance-based annual incentives to remain as designed. Accordingly, the Committee did not make any adjustments to the performance metrics or goals under the Incentive Bonus Plan. The targets set for 2020 represented an increase relative to the actual results from 2019.

For 2020, target level performance was set as follows:

•

Core operating earnings per diluted common share of $1.72. For this purpose, core operating earnings per diluted common share excludes the effects of the net gains or losses from the sale of securities, net gains or losses from fair value adjustments, and net gains or losses from the sale of assets, gains from life insurance proceeds, and merger expenses.

•	Core operating return on average equity of 8.43%. For this purpose, the items excluded above for determining core operating earnings per diluted common share are also excluded.

As a result of the above considerations and based on our 2020 financial performance achievements and consistent with our program design, the NEOs received annual incentive awards payouts of 93% of target. The Committee did not apply any discretion in adjusting such awards despite significant challenges posed by the COVID-19 pandemic during the year. Additionally, the Committee did not factor in the impact of the Empire Bancorp, Inc. acquisition which closed on October 30, 2020 when determining achievement levels captured in the table below.

	Performance Levels				Actual Results
Performance Factors	Below Threshold	Threshold	Target	Maximum	Achievement	Payout (as a % of Target)
Core operating earnings per diluted common share	<$1.38	$1.38	$1.72	$1.89	$1.64	91%
Core operating return on average equity	<6.74%	6.74%	8.43%	9.27%	8.27%	96%
Payout (as a % of Target)	0%	60%	100%	125%	—	93%

The amount of compensation earned by each under the Incentive Bonus Plan for 2020 is shown in the Summary Compensation Table on page 34 in the Non-Equity Incentive Plan Compensation column.

Long-Term Equity Incentive Compensation

The Company provides the NEOs with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for them to increase their ownership stake in the Company.

The Compensation Committee periodically evaluates the use of all forms of long-term equity incentive instruments. Equity grants to the NEOs in 2020 consisted of a 50/50 mix of performance-based and time-based equity as follows:

•	performance based restricted stock units vesting at the end of the three-year performance period (subject to achievement of performance goals) ;and

•	time-based restricted stock units which vest 20% on each of the first five anniversaries of the grant, which supports our leadership retention objectives and focuses the NEOs on long-term performance.

The Compensation Committee’s decision to grant both performance based and time based restricted stock units to each of our NEOs was driven by an effort to strengthen alignment with shareholder interests and to also limit shareholder dilution. The Compensation Committee believes that restricted stock units in both forms are the appropriate long-term equity vehicle. Target awards opportunities are determined using various factors, including the individual performance, market data, and overall Company performance metrics. In determining to award restricted stock units rather than stock options, the Compensation Committee considered the practical and quantitative aspects of its recent Company-wide utilization of shares (burn rate) and the availability of shares for future grant under the Company’s Omnibus Plan. The grants are shown in detail in the Grants of Plan Based Awards Table on page 35.

In January 2020, the Compensation Committee determined the performance metrics for the performance based restricted stock units which were the following two equally weighted metrics: (1) total charge offs, and

(2)    increase tangible book value per share. Performance based restricted stock units will be earned, if at all, based on the achievement of the two equally-weighted performance goals during the three-year performance period as determined by the Compensation Committee in its absolute and sole discretion. For each performance goal, the amount of performance restricted stock units that may be earned (as a percentage of the target grant amount) at each of the threshold, target and maximum levels are as follows:

	Below Threshold	Threshold	Target	Maximum
Earned PRSUs	0%	50%	100%	150%

Performance below the threshold-level during the performance period will result in no performance based restricted units being earned with respect to the applicable performance goal. Performance above the maximum- level during the performance period will result in no more than the maximum performance based restricted units being earned with respect to the applicable performance goal. In addition, performance between the threshold- level and maximum-level will be calculated using linear interpolation.

Other Compensation Practices, Policies and Programs

Executive Stock Ownership Guidelines

The Compensation Committee has formally established Executive Stock Ownership Guidelines for executive officers as a way to more closely align the interests of key executives with those of the Company’s shareholders. These guidelines provide a direct link between executive rewards and Company results and encourage executives to consider Company performance from a long-term as well as short-term perspective.

These stock ownership guidelines apply to all long-term equity awards made to executive officers on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO, Senior Executive Vice Presidents, and Executive Vice Presidents are required to retain 50% of their “profit shares” and certain Senior Vice Presidents must retain 25% of their “profit shares.” Profit shares are defined as net shares acquired upon vesting of full-value awards following payment of applicable taxes with respect to the award. Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until the executive reaches age 61, after which time the executive may dispose annually of 20% of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Compensation Clawback Features

We are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which requires the recovery of any bonus or other incentive-based or equity-based compensation received from the Company, as well as any profits realized from the sale of securities of the Company, from our CEO and CFO if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct. We have never been required to recover any compensation from our CEO or CFO under this provision.

Anti-hedging/Pledging Policy

We have a policy prohibiting our executive officers and directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in our stock, including, among other things, short sales and transactions involving publicly-traded options. In addition, with limited exceptions, our executive officers are prohibited from holding our stock in margin accounts and from pledging our stock as collateral for loans. Our Insider Trading Policy, which is applicable to all levels of employees and to our directors, also prohibits all hedging transactions in our equity securities, regardless of whether or not such securities were granted as our compensation. These policies further align executives’ interests with those of our stockholders.

Retirement Benefits

Tax-Qualified Retirement Benefits

The Company provides tax-qualified retirement benefits to substantially all of its employees, including the NEOs, in order to provide a competitive compensation package within the market in which the Company operates

In 2006, the Company froze its defined benefit Retirement Plan and replaced it with the Defined Contribution Retirement Program (“DCRP”). Under the DCRP, employees receive an annual Company contribution equal to 4% of their eligible base salary (up to tax law limits). In 2019, the Company froze eligibility to the DCRP, generally excluding new hires who joined the Company after 2019.

The Company offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25% of their annual salary on a pre-tax basis (subject to tax law limits). The Company matches 50% of the first 6% of salary contributed by the employee. Additionally, the Company may make a profit sharing contribution in an amount determined by the Company’s Board of Directors each year in its discretion. For 2020, the contribution was approximately 3% of eligible compensation (defined generally as base salary and annual bonus, subject to tax law limits). In 2019, the Company froze eligibility for profit sharing, generally excluding new hires who joined the Company after 2019.

Supplemental Retirement Benefits

In addition to the tax-qualified retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in a supplemental retirement plan, the Supplemental Savings Incentive Plan (“SSIP”), which offers these individuals the opportunity to receive certain benefits not permitted to be provided under the tax-qualified plans due to tax law limitations. However, the SSIP does not provide credits for DCRP contributions which cannot be made to the tax-qualified plan to the extent base salary exceeds tax law limits.

The SSIP allows participating executives to defer a portion of their compensation. For amounts earned for 2019 or later, participating executives have the ability to defer up to 80% of their base salary and 100% of their bonus and incentive compensation into the SSIP. The Bank matches 50% of each participant’s eligible contributions to the SSIP. The maximum amount of the match, which varies by participant, is generally between 5% and 7% of base salary.

The Company also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the tax-qualified plan but were not due to tax law limits. When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. These amounts are required to remain invested as phantom shares of Company common stock (whose value is determined by reference to the price of the Company’s common stock) until the participant’s termination of employment, thereby further aligning our executives’ interests with those of our stockholders. The Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have a portion of their supplemental retirement benefits invested in this way.

Pursuant to the terms of his employment agreement, Mr. Buran participated in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change of Control” on page 43.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package and are offered only after consideration of business need. Perquisites and other personal benefits provided to the NEOs are reviewed annually. The NEOs are provided with the use of a Company automobile or a car allowance. The use of company automobiles and car allowance are largely for business purposes. NEOs bear the tax cost attributable to their personal usage of the Company automobile. Attributed costs of this perquisite and other personal benefits for the NEOs for the fiscal year ended December 31, 2020 are not included in the Summary Compensation Table on page 34 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each NEO and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary plus $50,000. Upon a participant’s termination of employment from the Bank, after five years of service but before eligibility for retirement, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 34 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the NEOs. Information regarding payments to the NEOs pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

Risk Assessment of Executive Officer Compensation

In 2020, we continued to enhance our risk assessment processes to comply with the United States Department of the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary or excessive risk that threatens the value of the Company. The Company is regulated by the Federal Reserve and the Bank, which is a New York State chartered commercial bank, is regulated by the New York Department of Financial Services and the Federal Deposit Insurance Corporation. We have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business in an effort to ensure we remain within appropriate regulatory guidelines and appropriate practice. We believe that our compensation programs reflect a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.

Risk Assessment of Senior Executive Officer Plans

The Compensation Committee has reviewed the compensation programs for senior executive officers with the Company’s Chief Risk Officer. The Incentive Bonus Plan, which provides annual performance-based incentive compensation to our NEOs and other senior officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•	Performance targets are determined by the Compensation Committee and the Board based on the Company’s Strategic Plan as approved by the Board.

•

The performance measures applicable for the Chief Executive Officer and Senior Executive Vice Presidents are 100% based on Company-wide performance, and the measures applicable for the other participants, including the Executive Vice Presidents, are at least 70% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole rather than on particular business lines.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•

The Compensation Committee and the Board have discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, if it believes that the formulaic payout is not warranted that year, and in the past have exercised such discretion.

While the annual Incentive Bonus Plan rewards achievement of short-term goals, the Company has several programs which encourage long-term value creation. Equity awards under the Company’s Omnibus Plan are granted by the Compensation Committee subject to Board approval. In recent years the grants to senior executives have provided for vesting in equal installments over a five-year period from the date of grant. Beginning in 2019, performance based restricted stock units were granted as a new component of the long term incentive compensation mix, vesting at the end of the three-year performance period (subject to achievement of performance goals). Moreover, the Company’s Executive Stock Ownership Guidelines require executive officers to hold a specified percentage of the shares acquired as equity awards throughout the period of their employment. In addition, the Company’s Supplemental Savings Incentive Plan provides that amounts that cannot be credited as tax-qualified profit sharing contributions be credited in the form of phantom shares of Company common stock and be held in such form until termination of employment.

We believe that our approach to goal setting, setting of targets with payouts at multiple levels of performance, evaluation of performance results, and negative discretion in the payout of incentives helps to mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives. Features of our programs reflect sound risk management practices. We believe that we have allocated our compensation among base salary and short and long term incentive compensation in such a way as to not encourage excessive risk-taking. Moreover, the multi-year vesting of our equity awards and our share ownership guidelines enhance risk management over time.

In addition, both the senior executive officer plans and the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our risk review with the Company’s Chief Risk Officer, accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman Alfred A. DelliBovi Louis C. Grassi, CPA Sam S. Han Donna M. O’Brien

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)

John R. Buran	2020	1,055,000	—	465,065	—	492,688	6,813	150,149	(4)	2,169,715
President and Chief Executive	2019	1,055,000	—	525,930	—	480,745	13,930	132,497		2,208,102
Officer of the Company and the Bank	2018	1,055,000	—	535,990	—	494,243	(24,530)	163,310		2,224,013

Susan K. Cullen	2020	448,800	—	229,564	—	167,673	—	64,641	(5)	910,678
Senior Executive Vice President,	2019	448,766	—	259,608	—	163,317	—	58,125		929,816
Treasurer and Chief Financial Officer of the Company, Senior Executive Vice President/ Finance of the Bank	2018	440,000	—	263,764	—	164,904	—	69,089		937,757

Maria A. Grasso	2020	542,045	—	245,396	—	202,509	—	75,635	(6)	1,065,585
Senior Executive Vice	2019	542,045	—	277,512	—	197,600	—	67,991		1,085,148
President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2018	542,045	—	282,805	—	203,148	—	83,060		1,111,058

Francis W. Korzekwinski	2020	470,957	—	229,564	—	175,951	91,593	67,351	(7)	1,035,416
Senior Executive Vice President	2019	470,957	—	259,608	—	171,686	107,065	60,658		1,069,974
and Chief of Real Estate Lending of the Company and the Bank	2018	470,957	—	263,764	—	176,506	(36,221)	73,876		948,882

Michael Bingold	2020	370,000	—	229,564	—	138,233	—	55,369	(8)	793,166
Senior Executive Vice President	2019	310,274	—	111,900	—	134,882	—	44,066		601,122
and Chief Retail and Client Development Officer of the Company and the Bank	2018	298,763	—	105,788	—	104,511	—	50,097		559,159

(1)

Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP in 2020 are shown in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 39.

(2)

Reflects the grant date fair value (excluding the effect of estimated forfeitures) for grants of restricted stock units made in the fiscal years ended December 31, 2018 and for the grants of restricted stock units and performance restricted stock units (at target level of performance) made in the fiscal years ended December 31, 2019 and 2020, which were granted pursuant to the 2014 Omnibus Incentive Plan. If the performance restricted stock units were valued based on achievement of maximum level of performance, the amounts in the Stock Awards column for the performance restricted stock units in 2020 and 2019 respectively would be: $348,799 and $394,448 for Mr. Buran, $172,173 and $194,706 for Ms. Cullen, $184,047 and $208,134 for Ms. Grasso, $172,173 and $194,706 for Mr. Korzekwinski, and $172,173 and $67,140 for Mr. Bingold. Assumptions used in the calculation of such amounts are included in note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021.

(3)

Reflects the actuarial change in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. Ms. Cullen, Ms. Grasso and Mr. Bingold are not eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified deferred compensation plans are pegged to investments that are available to the general public.

(4)

Consists of $8,550 in matching contributions to the 401(k) Savings Plan, $11,400 in contributions to the Defined Contribution Retirement Program (“DCRP”), $8,550 in profit sharing contributions, $109,736 in contributions allocated by the Company pursuant to the SSIP, and $11,913 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(5)

Consists of $8,550 in matching contributions to the 401(k) Savings Plan, $11,400 in contributions to the DCRP, $8,550 in profit sharing contributions, $35,261 in contributions allocated by the Company pursuant to the SSIP, and $880 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(6)

Consists of $8,550 in matching contributions to the 401(k) Savings Plan, $11,400 in contributions to the DCRP, $8,550 in profit sharing contributions, $46,061 in contributions allocated by the Company pursuant to the SSIP, and $1,074 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(7)

Consists of $8,550 in matching contributions to the 401(k) Savings Plan, $11,400 in contributions to the DCRP, $8,550 in profit sharing contributions, $37,777 in contributions allocated by the Company pursuant to the SSIP, and $1,074 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(8)

Consists of $8,550 in matching contributions to the 401(k) Savings Plan, $11,400 in contributions to the DCRP, $8,550 in profit sharing contributions, $25,988 in contributions allocated by the Company pursuant to the SSIP, and $881 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2020

All stock and non-equity incentive plan awards granted by the Company to the named executive officers in 2020 are shown in the following table. They were all granted under the 2014 Omnibus Incentive Plan.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John R. Buran	1/30/2020	316,500	527,500	659,375
	1/30/2020				5,875	11,750	17,625		232,533
	1/30/2020							11,750	232,533
Susan K. Cullen	1/30/2020	107,712	179,520	224,400
	1/30/2020				2,900	5,800	8,700		114,782
	1/30/2020							5,800	114,782
Maria A. Grasso	1/30/2020	130,091	216,819	271,024
	1/30/2020				3,100	6,200	9,300		122,698
	1/30/2020							6,200	122,698
Francis W. Korzekwinski	1/30/2020	113,030	188,383	235,479
	1/30/2020				2,900	5,800	8,700		114,782
	1/30/2020							5,800	114,782
Michael Bingold	1/30/2020	88,800	148,000	185,000
	1/30/2020				2,900	5,800	8,700		114,782
	1/30/2020							5,800	114,782

(1)

Reflects total amounts payable under the Incentive Bonus Plan at threshold, target and maximum levels of performance. For 2020, amounts were payable for performance below the target level for Mr. Buran, Ms. Cullen, Ms. Grasso, Mr. Korzekwinski, and Mr. Bingold. The performance targets and the extent to which they were achieved are discussed in “Executive Compensation—Compensation Discussion and Analysis” under the subheading “Performance-Based Annual Incentive” on page 26.

(2)

Reflects the threshold, target and maximum payouts for the performance restricted stock units for the three-year performance period beginning January 1, 2020 and ending December 31, 2022. The target payout is equal to 100% of the granted units and represents the number of performance restricted stock units that may be earned for achieving the target level of performance for both performance goals; the maximum payout is 150% of the target number of performance restricted stock units and represents the number of performance restricted stock units that may be earned for achieving the maximum level of performance for both performance goals; and the threshold payout is 50% of the target number of performance restricted stock units and represents the number of performance restricted stock units that may be earned for achieving the threshold level of performance for both performance goals. No performance restricted stock units are earned for below threshold level of performance. See “Long-Term Equity Incentive Compensation” on page 27.

(3)

All of these awards are grants of restricted stock units. They vest 20% per year beginning on the first anniversary of the date of grant subject to continued employment, but vest in full upon the holder’s retirement, death or disability, or upon a change of control. The restricted stock units provide for current payment of cash dividends.

(4)

Reflects the grant date fair value (excluding the effect of estimated forfeitures) for each award. Assumptions used in the calculation of such amounts are included in note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021.

Outstanding Equity Awards at 2020 Fiscal Year-End

		Stock Awards
Name:	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
John R. Buran	1/30/2020	11,750	195,520	11,750	195,520
	1/31/2019	9,400	156,416	17,625	293,280
	1/30/2018	11,400	189,696	—	—
	1/31/2017	8,200	136,448	—	—
	1/26/2016	5,000	83,200	—	—

Totals		45,750	761,280	29,375	488,800

Susan K. Cullen	1/30/2020	5,800	96,512	5,800	96,512
	1/31/2019	4,640	77,210	8,700	144,768
	1/30/2018	5,610	93,350
	1/31/2017	3,740	62,234	—	—
	1/26/2016	1,500	24,960	—	—

Totals		21,290	354,266	14,500	241,280

Maria A. Grasso	1/30/2020	6,200	103,168	6,200	103,168
	1/31/2019	4,960	82,534	9,300	154,752
	1/30/2018	6,015	100,090	—	—
	1/31/2017	4,010	66,726	—	—
	1/26/2016	2,800	46,592	—	—

Totals		23,985	399,110	15,500	257,920

Francis W. Korzekwinski	1/30/2020	5,800	96,512	5,800	96,512
	1/31/2019	4,640	77,210	8,700	144,768
	1/30/2018	5,610	93,350	—	—
	1/31/2017	3,740	62,234	—	—
	1/26/2016	2,600	43,264	—	—

Totals		22,390	372,570	14,500	241,280

Michael Bingold	1/30/2020	5,800	96,512	5,800	96,512
	1/31/2019	2,400	39,936	3,000	49,920
	1/30/2018	2,250	37,440	—	—
	1/31/2017	1,500	24,960	—	—
	1/26/2016	1,000	16,640	—	—

Totals		12,950	215,488	8,800	146,432

(1)	All restricted units vest at a rate of 20% per year over a period of five years, with immediate vesting on retirement, death or disability, or upon a change of control.
(2)	Market value is based on the closing market price of the Company’s common stock on December 31, 2020 which was $16.64.
(3)

Vesting of the performance restricted stock units granted in 2019 and 2020 occurs on a 3-year cliff basis and has a payout range of 0% to 150% of target based on achievement of performance goals over a 3-year performance period beginning on January 1 in the year of grant and ending on December 31 three years from date of grant. The number of units in this column for the 2019 grant and 2020 grant represents maximum and target payouts, respectively, as performance, as of December 31, 2020 was trending above target for the 2019 grant and at target for the 2020 grant.

Stock Vested in 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John R. Buran	21,250	429,046
Susan K. Cullen	6,400	127,902
Maria A. Grasso	10,990	221,927
Francis W. Korzekwinski	10,240	206,776
Michael Bingold	4,200	84,747

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

John R. Buran	Retirement Plan	5.8	268,551	—
Susan K. Cullen(3)	Retirement Plan	—	—	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	701,205	—
Michael Bingold(3)	Retirement Plan	—	—	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)

Present value of accumulated benefit as of December 31, 2020. See note 12 to the Company’s audited financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 16, 2021 for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 71 for Mr. Buran and age 62 for Mr. Korzekwinski (which is the earliest year Mr. Korzekwinski would receive unreduced retirement benefits), based on the assumption that such officers retire at age 71 and age 62, respectively.

(3)

Ms. Grasso, Ms. Cullen and Mr. Bingold joined the Company in May of 2006, August of 2015 and May of 2013, respectively. Ms. Grasso, Ms. Cullen, and Mr. Bingold are not eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 are disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan was limited by the Internal Revenue Code. The limit that was in effect at the time of the plan freeze was $210,000.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2020 annual benefits were limited to $230,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Deferral elections are made by eligible executives in December of each year for amounts to be earned for the following year. For amounts earned prior to 2019, eligible executives were able to elect to defer up to 15% of salary less 6% of their compensation as defined under the Bank’s 401(k) Savings Plan. For amounts earned for 2019 or later, participating executives may elect to defer up to 80% of their base salary and 100% of their bonus and incentive compensation into the SSIP. The Bank matches 50% of each participant’s eligible contributions to the SSIP. The maximum amount of the match, which varies by participant, is generally between 5% and 7% of base salary.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2020, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return

Virtus NFJ Small-Cap Value Fund	(4.61)%
American Funds Growth Fund of America R3	37.39%
Fidelity Government Cash Reserves Fund	0.27%
Goldman Sachs Equity Income Fund	3.80%
Goldman Sachs Small Cap Growth Insights Fund	26.49%
Goldman Sachs Government Income Fund	6.67%
JPMorgan Strategic Income Opportunities A	1.30%
PIMCO Total Return Admin	(2.70)%
Thornburg International Value R3	22.12%

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All phantom shares credited under the SSIP are required to remain invested as phantom shares until the participant’s termination of employment.

Amounts deferred by a participant are always fully vested. Matching credits and supplemental credits vest in accordance with the same schedule as the corresponding contributions under the tax-qualified plan, which generally vest in 20% increments upon completion of each of the first five years of service, but vest in full upon the participant’s retirement, death, or disability or upon a change of control. All of the named executive officers are 100% vested under the SSIP.

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment. For amounts credited beginning in 2010, a participant may elect to have all or a portion of the compensation deferred at the participant’s election, together with the related matching credits, distributed prior to termination of employment. The participant must specify the amount and date of distribution at the time he or she elects to defer the compensation, and the distribution date must be at least two years after the deferral election is made.

Pursuant to Mr. Buran’s employment agreement, the Company annually credited $50,000 to a bookkeeping account as a supplemental retirement benefit (“SERP”) from 2006-2015. Amounts credited to Mr. Buran’s SERP account may be invested in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change of Control” on page 40.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An executive’s right to receive benefits under these arrangements is no greater than the right of an unsecured general creditor of the Bank or the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

John R. Buran	189,900	109,736	192,743	(5)	241,213	4,908,412	(6)
Susan K. Cullen	50,221	35,261	126,064		—	539,811
Maria A. Grasso	64,233	46,061	27,832		108,141	900,520
Francis W. Korzekwinski	119,191	37,777	(35,426)		—	1,593,478
Michael Bingold	40,700	25,988	56,615		—	436,576

(1)	Reflects amounts deferred into the SSIP. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 34.
(2)

Reflects Bank credits under the SSIP, including amounts credited in 2021 that relate to 2020. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 34.

(3)	Reflects in-service withdrawals of amounts deferred by participant and related matching contributions.
(4)

Consists of account balance at December 31, 2020 plus amounts credited in 2021 that relate to 2020. For each named executive officer, includes the following amounts which have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $1,756,976 (of which $1,094,200 has been withdrawn); Ms. Cullen, $209,217 (of which $0 has been withdrawn); Ms. Grasso, $725,303 (of which $510,629 has been withdrawn); Mr. Korzekwinski, $739,776 (of which $124,713 has been withdrawn); and Mr. Bingold $130,050 (of which $0 has been withdrawn). Includes the following amounts which have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $1,961,754 (of which $510,629 has been withdrawn); Ms. Cullen $150,776 (of which $0 has been withdrawn); Ms. Grasso, $599,495 (of which $255,315) has been withdrawn); Mr. Korzekwinski, $507,890 (of which $62,357 has been withdrawn); and Mr. Bingold, $88,585 (of which $0 has been withdrawn).

(5)	Reflects unrealized gains of $69,011 under the SSIP and unrealized gains of $123,732 under the SERP.
(6)	Reflects $3,646,255 in aggregate balance under the SSIP and $1,262,157 in aggregate balance under the SERP.

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2020. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as, amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Nonqualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SERP Account(1)	Continuation of Medical/ Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$1,262,157	—	—	—	—	—	$1,262,157
Retirement	—	$1,262,157	$ 86,480	$1,152,320	—	—	—	$2,500,957
Death(6)	—	$1,262,157	—	$1,152,320	—	—	$2,110,000	$4,524,477
Disability(6)	$2,120,044	$1,262,157	—	$1,152,320	—	—	—	$4,534,521
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$5,420,155	$1,262,157	$ 86,480	—	—	—	—	$6,768,792
Change of Control(8)	$5,408,212	$1,262,157	$ 86,480	$1,152,320	—	$26,571	—	$7,935,650
Susan K. Cullen
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$547,290	—	—	$897,600	$1,444,890
Disability(6)	$632,593	—	—	$547,290	—	—	—	$1,179,883
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,391,278	—	$238,016	—	—	—	—	$1,629,294
Change of Control(8)	$1,386,922	—	$238,016	$547,290	—	$10,008	—	$2,182,236
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$605,446	—	—	$1,084,090	$1,689,536
Disability(6)	$764,024	—	—	$605,446	—	—	—	$1,369,470
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,771,715	—	$324,391	—	—	—	—	$2,096,106
Change of Control(8)	$1,766,807	—	$324,391	$605,446	—	$12,553	—	$2,709,197
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	$277,173	$565,594	—	—	—	$842,767
Death(6)	—	—	—	$565,594	—	—	$941,916	$1,507,510
Disability(6)	$663,824	—	—	$565,594	—	—	—	$1,229,418
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,539,359	—	$277,173	—	—	—	—	$1,816,532
Change of Control(8)	$1,535,094	—	$277,173	$565,594	—	$10,939	—	$2,388,800

	Cash Severance Payment	SERP Account(1)	Continuation of Medical/ Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Michael Bingold
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$345,280	—	—	$740,000	$1,085,280
Disability(6)	$521,523	—	—	$345.280	—	—	—	$866,803
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,097,741	—	$345,762	—	—	—	—	$1,443,503
Change of Control(8)	$1,094,390	—	$345,762	$345,280	—	$7,125	—	$1,792,557

(1)	Mr. Buran is the only executive officer of the Company and the Bank who was entitled to receive a SERP benefit. The terms of the SERP are described below.
(2)	Reflects present value of such benefits using a 2.18% discount rate. See description under “Employment Agreements” following this table.
(3)

Reflects the value of restricted stock units and performance restricted stock units at target whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2020 ($16.64).

(4)	See description under “Change of Control Arrangements” following this table.
(5)

Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. With the exception of Mr. Bingold, if death occurs after retirement the death benefit reduces to one time the base salary plus $50,000. If death occurs after termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary. For Mr. Bingold if death occurs after retirement or after termination of employment from the Bank with five years of service the death benefit is equivalent to $100,000.

(6)

In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12. The table does not include these amounts.

(7)

If termination occurs prior to a change of control, the executive’s Cash Severance Payment will include a pro rata portion of the bonus payable for the year in which the termination occurred (to the extent the performance goals for the year were satisfied).

(8)

If termination follows a change of control, the executive’s Cash Severance Payment will include a pro rata portion of his or her bonus payable for the year in which termination occurred (based on the amount of bonus earned in the prior year).

Employment Agreements

The Company and the Bank were parties to employment agreements during 2020 with Messrs. Buran, Korzekwinski and Bingold and Mses. Cullen and Grasso, (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below) with the exception of Ms. Cullen and Mr. Bingold whose agreements do not cover this event, or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received under the bonus plan in the last three years preceding termination, with the exception of Ms. Cullen and Mr. Bingold whose bonus is based on the average bonus, if any, for the three most recent calendar years ended prior to the date of termination, or total calendar years of employment prior to the date of termination if fewer than three years) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus earned under the bonus plan in the prior year). Each named executive officer’s Employment Agreement, with the exception of Ms. Cullen and Mr. Bingold, with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical program at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreements have approximately a two-year term (approximately three years in the case of Mr. Buran). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Compensation Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

Under Mr. Buran’s Employment Agreement, the Company credited $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000. Since the amount credited to the SERP account currently exceeds $500,000, the amount credited to the SERP Account will be paid to Mr. Buran upon any termination of his employment.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Equity Awards

All outstanding equity awards will become fully vested upon termination of employment due to death, disability, or retirement, with performance restricted stock units vesting at target (other than in the case of retirement, in which case they vest based on actual achievement of the performance goals at the end of the performance period). For these purposes, disability generally means the inability to perform the essential functions of employment due to disability or incapacity for 270 consecutive days, and retirement generally means termination of employment either (i) after attainment of age 65 with five years of service, or (ii) when termination is preceded by at least five years of continuous service and the sum of age plus years of service equals or exceeds 75 years. The treatment of equity awards upon a change of control is discussed below.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units and performance restricted stock units held by then-current employees will immediately vest (with performance restricted stock units vesting at target to the extent the change in control occurs prior to the end of the performance period, and at actual achievement of the performance goals to the extent the change of control occurs after the end of the performance period); (2) all outstanding stock options held by then-current employees will become immediately exercisable; and (3) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

consummation of (and, in some cases, approval by the stockholders of the Bank or the Company of an agreement providing for) the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Risk Assessment of Non-Executive Compensation Plans

In 2020, we continued to enhance our risk assessment processes to comply with the Treasury Department requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. The Company is regulated by the Federal Reserve and the Bank, which is a New York State chartered commercial bank is regulated by the New York Department of Financial Services and the Federal Deposit Insurance Corporation. We have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice.

In connection with the foregoing, we conducted a thorough review of our compensation plans throughout our operations. In addition to the plans for our senior executive officers (discussed in the Compensation Discussion and Analysis) we reviewed our:

•	bank goal and incentive programs for lending officers in both the commercial and residential and mixed use areas;

•	retail banking incentive programs; and

•	business banking incentive plans.

In this review we assessed the relevant features of the particular plans and programs, including metrics, targets and award amounts, including among other things:

•	whether the participant has access to or influences in any material respect the financial accounting or reporting of transactions;

•	whether and to what extent the participant’s transactions may be material to the Company;

•	what risks the business of the participant faces;

•	what risk factors of the Company are exposed to a particular business unit of the participant;

•	whether the incentive is designed reasonably to achieve the intended goals;

•	whether the incentive in the past has resulted in excessive risk to the Company;

•	whether incentive pay is high in comparison with base compensation;

•	whether adjustments may be made based on quality as well as quantity of performance; and

•	whether a plan is subject to controls on award determinations.

Risk Assessment

Both programs for mortgage loan officers have performance targets and potential award amounts set by senior management. Payment of awards is subject to reduction below the amount earned under the plan formula for unethical conduct or if management believes reduction is appropriate for other performance-related reasons. The potential risk of having an incentive award tied to loan origination volume is mitigated by the Company’s requirement that all loan originations, including the borrowers and the terms, be approved by the Company’s

Loan Committee (and, for loans above specified amounts, the Loan Committee of the Board). In addition, the employee’s bonus in any year is generally reduced to reflect delinquent loans made by the employee in the prior three years. Both the Retail and Business Banking incentive programs reward employees for various metrics of performance, which may include individual sales efforts as well as teamwork. Awards under these programs in the aggregate are not material to the Company. In addition, all of the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

CEO Pay Ratio

In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires disclosure of the CEO to the median employee pay ratio. For our 2021 proxy statement, we identified our new median employee by examining 2020 Box 1 W-2 compensation, excluding our CEO, who were employed by us on December 31, 2020 whether on a full-time or part-time basis. We annualized the compensation for any full-time or part time employees that were not employed by us for all of 2020. We excluded employees who joined the Bank following the acquisition of Empire National Bank on October 31, 2020. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we use for our CEO and other named executive officers as set forth in the 2020 Summary Compensation Table on page 34.

The annual total compensation for fiscal year 2020 for our CEO was $2,169,715 as noted in the 2020 Summary Compensation Table and for our median employee it was $70,877. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2020 was 31 to 1.

PROPOSAL NO. 2

AMENDMENT TO THE 2014 OMNIBUS INCENTIVE PLAN

Overview

The 2014 Omnibus Incentive Plan (the “2014 Plan”) was adopted, with stockholder approval, in 2014. The 2014 Plan is intended to advance the best interests of the Company by providing flexibility to design and grant a variety of types of equity awards and in this way enable the Compensation Committee to fashion incentive awards in the manner it deems to be most advantageous to the growth of the Company and the long term interests of stockholders. The Company has used the 2014 Plan to significant advantage to retain key officers, employees, and directors and to acquire additional talent from competitors.

As of March 1, 2021, there were 63,003 shares available for future awards under the 2014 Plan. Under the proposed amendment, the number of shares available for future awards would increase by 1,100,000, bringing the aggregate number of shares available for such awards to 1,163,003.

The amendment to add shares was adopted by the Board of Directors following a review of future share needs given the projected growth of the Company and the potential future acquisition of managerial talent. The number of shares requested is designed to not exceed industry standards for overhang. The overhang rate that would exist for the Company following approval of this proposal would be 5.77%. The Company’s annual awards for the last three years have averaged 0.96% of shares outstanding. It is the Company’s intention to maintain this level of awards. However, we retain the right to increase the rate as business opportunities may dictate. The Board of Directors believes this amendment is necessary to enable the Company to remain competitive with its peers in compensation practices and thereby attract and retain quality employees and directors. No other amendments to the 2014 Plan are being made at this time.

Key Features of the 2014 Plan and Compensation Practices to Protect Stockholder Interests

•

Independent Plan Administrator: The 2014 Plan is administered by a committee comprised of “independent directors” and meets the definition required by NASDAQ and the definition of “non-employee director” under SEC Rule 16b-3;

•	No Repricing of Options or SARs: The 2014 Plan does not allow repricing, amendment, or exchange of outstanding options/SARS without stockholder approval;

•	No Discounted Awards: The exercise price per share of stock under an option or SAR award must be not less than the fair market value of the common stock of the Company on the date of grant;

•	Minimum Vesting: Employee awards are generally subject to a minimum vesting period of three years;

•	No “Evergreen” Provision: The 2014 Plan does not contain an evergreen provision and authorizes a fixed number of shares available for grant;

•	No “Liberal” Share Recycling: The 2014 Plan does not allow for the recycling of shares used to satisfy the exercise price or taxes for stock options and SARs (i.e., non-full value awards);

•	No “Liberal” Change-in-Control: The 2014 Plan requires the consummation of a merger or similar transaction and a minimum acquisition of 25% of the outstanding shares before a change-in-control occurs;

•

Dividends or dividend equivalents: Dividends and dividend equivalents with respect to performance-based awards may accrue during the performance period, but may only be paid to the extent the performance award is earned; and

•

No hedging: We adopted a hedging policy in 2006 prohibiting our executives from “trading in any interest, security, or position relating to the future price of Company securities, such as a put, call, short sale, hedge, or any other type of derivative security”.

Description of the Plan

The following summary of the 2014 Plan is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached hereto as Appendix A.

Shares Available for Awards.    The total number of shares available under the 2014 Plan will be 2,872,000 shares. Shares delivered under the 2014 Plan may be authorized but unissued shares or treasury shares. Shares which are subject to awards that are cancelled, expire, are forfeited, settled in cash, or otherwise terminated without delivery of shares to a participant will be available for future awards under the 2014 Plan. Shares that are withheld from a full-value award or separately surrendered by a participant in payment of taxes relating to a full-value award will be treated as shares not delivered to a participant, and will also be available for future awards under the 2014 Plan. However, in the case of stock options and SARs, any shares withheld from such awards or surrendered by a participant in payment of the exercise price or taxes relating to such awards, any unissued shares resulting from the net settlement of such awards, and any shares purchased by the Company in the open market using the proceeds from exercise of a stock option will not be available for future awards under the 2014 Plan. The number shares available under the 2014 Plan will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units or other awards. Shares issued in connection with awards that are assumed or substituted for awards of a business acquired by the Company will not count against the number of shares authorized by the 2014 Plan.

Administration.    The 2014 Plan is administered by the Compensation Committee of the Board of Directors. However, until the Board of Directors determines otherwise, all actions by the Compensation Committee under the 2014 Plan also require approval by the Board of Directors. The Compensation Committee has discretion to select the persons to whom awards will be granted and to determine the type, number, and terms and conditions of such awards, subject to any specific limitations contained in the 2014 Plan. The Compensation Committee also has the authority and discretion to adopt rules for administering the 2014 Plan; to amend such rules and outstanding awards; to interpret the 2014 Plan, administrative rules, and award documents; and to make all other determinations it deems necessary or advisable for the administration of the 2014 Plan.

Eligibility.    The Compensation Committee is authorized to grant awards under the 2014 Plan to all directors and employees (including officers) of the Company and its subsidiaries and to persons who have been offered employment. The 2014 Plan provides for the automatic grant of formula awards to non-employee directors, but gives the Compensation Committee discretion to vary the amounts and forms of awards to non-employee directors.

Types of Awards.    The following is a summary of the types of awards available under the 2014 Plan. In general, the Compensation Committee has the authority to determine all terms and conditions of awards except where such authority is limited by an express provision of the 2014 Plan. For example, subject to the 2014 Plan’s minimum vesting requirements described below, the Compensation Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Compensation Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case by case basis. In addition, the Compensation Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter.

1. Stock Options.    The Compensation Committee may grant stock options that are either incentive stock options (“ISOs”) or non-qualified stock options. The number of shares with respect to which ISOs may be granted cannot exceed 250,000. All stock options granted under the 2014 Plan must have an exercise price which is not less than the fair market value of the common stock on the date of grant (subject to very limited exceptions), and must have a term no longer than ten years. The Compensation Committee may determine the dates on which and/or circumstances under which an option may be exercised, as well as the manner in which the exercise price shall be paid. The Compensation Committee may provide that the stock options will be transferable on such terms and conditions as it determines. The 2014 Plan expressly prohibits the repricing of stock options without stockholder approval.

2. Stock Appreciation Rights (“SARs”).    A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, cash or common stock in an amount equal to the excess of the fair market value of the common stock on the exercise date over an amount determined by the Compensation Committee, which cannot be less than the fair market value of the common stock on the date of grant (subject to very limited exceptions). The term of an SAR cannot exceed ten years from the date of grant.

3. Restricted Stock.    A restricted stock award is a delivery of common stock, subject to transfer restrictions and a risk of forfeiture. Except as may otherwise be provided by the Compensation Committee, upon the termination of the award holder’s employment or service for any reason during the period before the restricted stock has vested, or in the event the conditions to vesting are not satisfied, the restricted stock that has not vested will be forfeited. Unless the Compensation Committee determines otherwise, during the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Compensation Committee.

4. Restricted Stock Units (“RSUs”).    An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time. The Compensation Committee may condition the delivery of the shares (or cash) upon the completion of a specified period of service, the attainment of specific performance goals, or other criteria, or may provide for the unconditional delivery of the shares (or cash) on the specified date. The delivery date may be at or after the vesting requirements have been satisfied. In the event of termination of employment or service before the RSU award has vested, the award will be forfeited, except as may be provided by the Compensation Committee. RSUs will carry no voting rights until such time as shares of common stock are actually issued. The Compensation Committee has the right to determine whether and when dividend equivalents will be paid with respect to an RSU award.

5. Bonus Stock.    The Compensation Committee may grant shares of common stock as a bonus or to satisfy other obligations of the Company to pay cash or deliver property under a compensatory program.

6. Dividend Equivalents.    An award of dividend equivalents entitles the award holder to receive an amount equal to the dividends paid on the number of shares underlying the award. The Compensation Committee may grant dividend equivalents on a free-standing basis or as part of another award. The Compensation Committee may provide that the dividend equivalents are paid at the same time as dividends are paid, or may require payment on a deferred basis, in which case the dividends may be deferred as a fixed dollar amount or may be deemed invested in shares of common stock or such other investment as the Compensation Committee may provide, or may be credited with interest at a fixed or formula rate of interest.

7. Other Stock-Based Awards.    The Compensation Committee is authorized to grant other awards that are denominated or payable in, or valued in whole or part by reference to, common stock or factors that may influence the value of such stock. Awards under this portion of the 2014 Plan may include performance units, performance shares, securities convertible or exchangeable into common stock, and awards valued by reference to book value or the value of subsidiaries or business units.

8. Performance Awards.    The Compensation Committee is authorized to grant awards, payable in cash, common stock, or other property, where either the grant or vesting of the award is subject to satisfaction of pre-established performance conditions. These awards may be either annual or long-term, and may (but need not) be designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For awards intended to qualify as “performance-based” under Section 162(m), the Compensation Committee must set objective performance goals based on one or more of the following performance criteria for the Company, on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company: (i) sales or other sales or revenue measures; (ii) operating income, earnings from operations, core operating earnings, or earnings or core operating earnings before or after one or more of interest, taxes, depreciation, amortization, or extraordinary items; (iii) net income, net income or core operating earnings per common share (basic or diluted) or net interest income; (iv) earnings before provision for taxes; (v) operating efficiency ratio; (vi) return on average assets, return on investment, return on capital, return on average equity, or core operating return on average equity; (vii) tangible book value per share; (viii) Tier-1 common equity; (ix) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (x) loan originations, loan production, loan growth, non-performing loans; (xi) asset quality measures; (xii) deposits or deposit growth; (xiii) net interest, net interest spread, net interest margin; (xiv) fee income; (xv) economic profit or value created; (xvi) operating margin; (xvii) stock price or total stockholder return; and (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation, goals with respect to information technology, implementation or completion of critical projects, and goals relating to acquisitions or divestitures of subsidiaries, affiliates, branches or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The 2014 Plan also authorizes the Compensation Committee to establish a performance award pool whose size is determined by reference to one or more performance criteria (including those listed above), and to grant awards expressed as a percentage of such pool. The Compensation Committee is authorized to make adjustments in the terms and conditions of outstanding awards (including the performance goals and amounts payable under performance awards and the size of any performance award pool) (i) in recognition of unusual or nonrecurring events (including changes in capitalization, acquisitions or dispositions of businesses and assets, litigation or claim judgments or settlements, extraordinary items, and specified non-recurring charges or credits) affecting the Company, any of its subsidiaries or affiliates or other business units, and/or (ii) in response to changes in applicable laws, regulations, accounting principles or tax rates, provided, that no adjustment will be made that would cause any performance award to a “covered employee” intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code to fail to so qualify

Limitations on Awards.    The 2014 Plan imposes the following limitations on the Compensation Committee’s discretion in making awards to employees and officers.

1. Award Size.    The 2014 Plan imposes an annual limit on the number of shares and amount of cash which may be subject to awards granted to an individual employee in any calendar year that are intended to qualify as “performance-based compensation” under Section 162(m). These annual limits a: (i) 250,000 shares with respect to awards denominated by reference to a number of shares; (ii) $2 million with respect to cash-based annual incentive awards; and (iii) $6 million with respect to long-term cash-based awards. The above limits do not include dividends or dividend equivalents paid as part of an award. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) are not subject to these limits. The 2014 Plan also limits to 10,000 the number of shares which may be subject to awards granted to any non-employee director in any calendar year. This limit does not affect the amount of cash directors’ fees that may be paid to non-employee directors.

2. Minimum Vesting Requirements.    Except as set forth below, all option, SAR, restricted stock, RSU, and “other stock-based” awards granted to employees must vest no faster than proportionately over a three-year period from the date of grant. The exceptions to this provision are as follows: (i) the Compensation Committee may provide for earlier vesting in the event of disability or retirement (each as defined by the Compensation Committee), death, a Change in Control, sale of a subsidiary or business unit, or other special circumstances; (ii) awards whose grant or vesting is based on satisfaction of performance conditions may vest proportionately over a one-year period; (iii) the minimum vesting requirement will not apply to cash dividends or dividend equivalents paid with respect to an award; (iv) shares issued to satisfy a prior obligation to pay cash will not be subject to minimum vesting requirements; and (v) in addition to the above exceptions, up to an aggregate of 100,000 shares may be granted as bonus stock, restricted stock or RSU awards under the 2014 Plan without any minimum vesting requirements.

3. Dividends and Dividend Equivalents.    Dividends and dividend equivalents with respect to performance-based awards may accrue during the performance period, but may be paid only to the extent the performance award is earned.

Awards to Non-employee Directors.    The 2014 Plan provides for automatic formula awards to Non-employee Directors which will automatically be granted unless the Compensation Committee determines to grant awards in other forms or amounts. Under the formula award, each Non-employee Director will receive an annual award of 4,800 RSUs (or shares of restricted stock) as of January 30 of each year; upon initial election or appointment to the Board of Directors or a change to Non-employee Director status, the Director will receive a pro rated portion of the annual award consisting of 400 shares of restricted stock (or RSUs) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30. Unless the Compensation Committee determines otherwise, each formula award to a Non-employee Director will vest with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30s, provided the award holder is a director of the Company on such date. However, awards to Non-employee Directors will become fully vested in advance of this schedule upon a Change in Control (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability (as determined by the Compensation Committee) or, in the case of RSUs, retirement. For this purpose, retirement means a director’s termination of service after five years of service as a Non-employee Director if the director’s age plus years of service as a Non-employee Director equals or exceeds 55. At the present time, Messrs. Bennett, DelliBovi, D’Iorio, Grassi, Han, Manditch, McCabe, and Russo, along with Ms. O’Brien and Ms. Yoh are eligible to retire under this definition. Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards will be paid on a current basis, and RSU awards will be settled in stock.

Change in Control.    The Compensation Committee has authority to determine the treatment of awards held by employees in the event of a Change in Control. Such authority includes the ability to vest awards upon a Change in Control. Awards held by Non-employee Directors will vest upon a Change in Control. In very general terms, a Change in Control is deemed to occur (1) upon the acquisition of substantially all the assets of the Company or the Bank; (2) when a majority of the board of directors of the Company or the Bank no longer consists of persons who are currently directors or persons nominated by them; (3) upon the acquisition of beneficial ownership, directly or indirectly, of 25% or more of the voting power of the Company or the Bank by any person or group; or (4) upon the consummation of a merger or consolidation of the Company or the Bank with another entity if stockholders of the Company or the Bank fail to beneficially own, directly or indirectly, 50% or more of the voting power of the surviving entity.

Adjustments.    In the case of certain changes in the Company’s structure affecting the common stock, including a stock split, recapitalization, merger, payment of a special dividend, sale of substantially all assets, or liquidation, the Compensation Committee is required to make such adjustments as it deems equitable in order to prevent dilution or enlargement of benefits, in the number of shares available for awards under the 2014 Plan, the number of shares as to which awards can be granted to any employee or Non-employee Director in any year, the number and kind of shares or other property subject to awards then outstanding under the 2014 Plan, and the exercise price of stock options or other price to be paid by award holders or the Company pursuant to awards under the 2014 Plan.

In addition, upon a merger, sale of a business unit, or similar corporate transaction, the Compensation Committee may, in its discretion, (1) accelerate the vesting and/or payment date of awards; (2) cash-out outstanding awards; (3) provide for the assumption of outstanding awards by a surviving or transferee company; (4) provide that in lieu of shares of common stock, the award holder will be entitled to receive the consideration he/she would have received for such shares in the transaction (or the value of such consideration in cash); and/or (5) require stock options and SARS to be either exercised prior to the transaction or forfeited.

In the event the Company acquires a company or business, the Compensation Committee may issue awards in assumption or substitution of awards previously granted by the acquired business. Such replacement awards may be issued on terms which preserve the economic value of the prior awards notwithstanding any general limitations on terms and conditions of awards contained in the 2014 Plan. In addition, shares issued in connection with such replacement awards will not count against the shares available under the 2014 Plan.

Amendment and Termination.    No awards may be granted under the 2014 Plan after the Company’s annual meeting held in 2024, but awards granted before that date will continue in accordance with their terms. No award intended to qualify as “performance-based compensation” under Section 162(m) of the Code (other than options and SARs) may be granted after the Company’s annual meeting held in 2019 unless the material terms of the performance goals have been re-approved by the Company’s stockholders within five years prior to such grant. The Board of Directors may terminate the 2014 Plan at any earlier time and may from time to time amend the 2014 Plan, and the Compensation Committee may amend outstanding awards, without the consent of stockholders or award holders, subject to certain limitations, including the following: (1) 2014 Plan amendments will be subject to stockholder approval to the extent required by applicable law or stock exchange requirements; (2) no amendment may materially adversely affect the rights of an award holder without such holder’s consent (but amendments that affect the timing of taxation with respect to an award will not be considered material); (3) the Compensation Committee will not amend or replace a previously granted stock option or SAR in a transaction that constitutes a “repricing” (as such term is used in the Listed Company Manual of the New York Stock Exchange) without stockholder approval; and (4) the Compensation Committee cannot waive or modify any provision of an award in a manner that would negate an express provision of the 2014 Plan. Notwithstanding the foregoing, the Compensation Committee has the right to amend the 2014 Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Compensation Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Code (governing deferred compensation).

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the 2014 Plan.

Non-qualified stock options.    No income is recognized by the award holder at the time of grant. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain.

ISOs.    An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee or within three months after termination of employment (longer in the case of termination due to disability or death). However, the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax. The exercise of an ISO after expiration of the specified time periods results in such exercise being treated in the same manner as the exercise of a non-qualified stock option. If the shares received upon exercise are held for the longer of two years after grant and one year after exercise, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the above holding period, the disposition is a “disqualifying disposition,” which causes the optionee to recognize ordinary income in an amount generally equal to the lesser of (1) the excess of the value of the shares on the option exercise date over the exercise price or (2) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Stock Appreciation Rights.    A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received.

Restricted Stock.    A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). The holding period to determine whether the award holder has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the forfeiture restrictions lapse, and the tax basis for such shares will generally be the fair market value of the shares on such date. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the award holder.

Restricted Stock Units.    A recipient of RSUs generally will recognize ordinary income equal to the amount of cash received in settlement of the award or the fair market value of the common stock on the date that the stock is distributed to the award holder. The capital gain holding period for such stock will commence on the date of distribution.

Dividend Equivalents.    If dividend equivalents are credited with respect to RSUs or other awards, the award holder generally will recognize ordinary income when the dividend equivalents are paid.

Bonus Stock.    A recipient of bonus stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date.

Cash Payments.    A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment.

Section 409A .    Certain awards under the 2014 Plan, including RSUs, may be subject to requirements applicable to nonqualified deferred compensation under Code Section 409A. If such awards fail to comply with the applicable requirements of Section 409A, the award holder may be subject to an additional 20% income tax and interest, and may be required to recognize income earlier than intended under the award.

Company Deductions.    As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the 2014 Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

Miscellaneous

The amendment to the 2014 Plan will become effective upon stockholder approval. If the stockholders fail to approve the amendment, it will not become effective, and the Company will continue operating under the 2014 Plan as in effect without the amendment until there are no shares available under the 2014 Plan. On March 17, 2021, the closing sale price of the Company’s common stock was $24.12.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company at March 1, 2021:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	(1)	$—	63,003	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	0	(1)	$—	63,003	(2)

(1)	As of March 1, 2021 there were 731,078 full value awards outstanding.
(2)	Shares available for future non-full value awards and for future full value awards under the 2014 Omnibus Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2014 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Board of Directors, our Compensation Committee, and management value the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

At our 2020 Annual Meeting, approximately 77% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. As a result of the voting, the Company has taken action over the past year to once again engage our shareholders to better understand their views and make enhancements to our compensation programs, as outlined in the Compensation Discussion & Analysis section of this proxy statement, which include:

•

Compensation Philosophy—we have realigned our compensation philosophy from targeting total direct compensation at the market 75th percentile to instead targeting a competitive range built around the median for each named executive officer, taking into consideration experience, role, contributions, and criticality. Ultimate pay outcomes, such as earned bonuses and the value of equity grants when they are realized by participants will be highly dependent on Company and individual performance.

•

Base Salary—the benchmarking analyses prepared by our independent compensation consultant Pearl Meyer, used to set 2020 (and 2021) pay levels, indicated that the base salary of the Company’s named executive officers were above the median. Accordingly, the Compensation Committee did not award base salary increases for the fiscal year 2020 and 2021 to any of the named executive officers, with the exception of Mr. Bingold who was promoted to Senior Executive Vice President/Chief Retail and Client Development Officer of the Company and the Bank on December 17, 2019. At that time, Mr. Bingold’s base salary was increased by approximately 20% to recognize his promotion and the increased responsibilities associated with his new role as well as to better align his total compensation with the market.

•

Performance Based Equity—the Compensation Committee implemented a performance vesting equity component to the annual long term incentive grant in 2019 as we seek to further align the named executive officer’s compensation with that of the long term interests of our shareholders. Specifically, performance based restricted stock units comprised 50% of the each named executive officer’s long term incentive compensation mix vesting at the end of a three-year performance period (subject to achievement of performance goals). By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the named executive officer’s pay is properly aligned with Company performance and the value provided to our shareholders. The Compensation Committee again awarded performance based restricted stock units in 2020 and 2021.

The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. In response to the voting results for the frequency of the say-on-pay vote we are continuing to provide our stockholders with the opportunity to annually provide an advisory say-on-pay vote.

The Compensation Committee has overseen the development of our compensation program that is described in the Compensation Discussion and Analysis section of this proxy statement and in the tables and narrative in the Executive Compensation section of this proxy statement. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals of the Company, and that the Company’s executive compensation program has succeeded in aligning executive pay with Company performance. In addition, our program aligns executives’ interests with those of the stockholders by imposing five-year vesting on restricted stock unit awards and long-term stock retention requirements, with the ultimate objective of improving stockholder value. Beginning in 2019, performance based restricted stock units were also granted as a new component of the long term incentive compensation mix, vesting at the end of the three-year performance period (subject to achievement of performance goals) in an effort to better align the Company’s current long-term incentive approach with its compensation philosophy and objectives. The program is also designed to attract and to retain highly talented executives who are critical to the successful implementation of the Company’s strategic business plan.

Our Board of Directors believes that our enhanced executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of four Outside Directors, each of whom is independent within the meaning of the Nasdaq independence standards and satisfies the SEC independence requirements for Audit Committee members. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2020, with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Louis C. Grassi, CPA, Chairman

Alfred A. DelliBovi

Michael J. Russo

Caren C. Yoh

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. Mr. Grassi is a Certified Public Accountant and a Certified Fraud Examiner.

Independent Registered Public Accounting Firm Fees and Services

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm.

The Audit Committee reviewed all audit and non-audit services provided by BDO USA, LLP (“BDO USA”) with respect to the fiscal year ended December 31, 2020, and concluded that the provision of such services was compatible with maintaining their independence in the conduct of their auditing functions. All audit and non-audit services provided by BDO USA described in the table below were pre-approved by the Audit Committee. The following table sets forth the aggregate fees billed for audit and non-audit services to the Company during the fiscal years ended December 31, 2020 and 2019, by BDO USA.

	Fiscal Year Ended December 31,
	2020	2019
Audit Fees	$585,570	$658,000
Audit-Related Fees	48,400	42,000
All Other Fees	30,000	30,000

Total Fees	$664,370	$730,00

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

All Other Fees consisted of work associated with SEC registration statements.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2020 and 2019, all audit and non-audited services provided by BDO USA were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

The Audit Committee has selected BDO USA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of BDO USA for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of BDO USA, the Audit Committee will reconsider its selection. BDO USA served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020. Representatives of BDO USA are expected to attend the 2021 virtual annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of the date of their last Schedule 13D/A or 13G/A filed with the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

Wellington Management Group LLP(2)	2,591,738	8.42%
280 Congress Street
Boston, Massachusetts 02210

Dimensional Fund Advisors LP(3)	2,331,289	7.58%
6300 Bee Cave Road Building One
Austin, Texas 78746

BlackRock, Inc.(4)	2,299,737	7.47%
55 East 52nd Street
New York, New York 10055

Frontier Capital Management Co., LLC(5)	2,153,394	7.00%
99 Summer Street
Boston, Massachusetts 02110

GAMCO Investors, Inc.(6)	1,815,950	5.90%
One Corporate Center
Rye, New York 10580

(1)	On December 31, 2020, the total number of outstanding shares of the Company’s common stock was 30,775,854.
(2)

According to its Schedule 13G/A filed with the SEC on January 27, 2020, Wellington Management Group LLP has shared dispositive power with regard to 2,591,738 shares of common stock and shared voting power with regard to 2,303,58 of these shares.

(3)

According to its Schedule 13G/A filed with the SEC on February 16, 2021, Dimensional Fund Advisors LP has sole dispositive power with regard to 2,331.289 shares of common stock and sole voting power with regard to 2,239,573 of these shares, but disclaims beneficial ownership with regard to all of such shares.

(4)

According to its Schedule 13G/A filed with the SEC on January 29, 2021, Blackrock, Inc. has sole dispositive power with regard to 2,299,737 shares of common stock and sole voting power with regard to 2,215,117 of these shares.

(5)

According to its Schedule 13G/A filed with the SEC on February 16, 2021, Frontier Capital Management Co., LLC has sole dispositive power with regard to 2,153,394 shares of common stock and sole voting power with regard to 922,680 of these shares.

(6)

According to a Schedule 13D/A jointly filed with the SEC on February 15, 2021 by GAMCO Investors, Inc., GAMCO Asset Management Inc., Gabelli Funds, LLC, Teton Advisors, Inc., Mario J. Gabelli, and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer, (i) GAMCO Asset Management, Inc. has sole dispositive power with regard to 1,053,450 of these shares and sole voting power with regard to 888,450 of these shares, (ii) Gabelli Funds, LLC has sole voting and dispositive power with regard to 367,700 of these shares, (iii) Teton Advisors, Inc. has sole voting and dispositive power with regard to 391,300 of these shares, (iv) Associated Capital Group, Inc. has sole voting and dispositive power with regard to 3,500 of these shares, and (vi) Mario Gabelli (and certain related entities) may be deemed to have beneficial ownership of all of the above shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 4, 2021, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Alfred A. DelliBovi	38,084	(3)	0.12%
Michael A. Azarian	13,900	(4)	0.04%
John R. Buran	141,076	(5)	0.46%
James D. Bennett	90,497	(6)	0.29%
Steven J. D’Iorio	44,499	(7)	0.14%
Louis C. Grassi	98,820	(8)	0.32%
Sam S. Han	63,450	(9)	0.20%
John J. McCabe	95,794	(10)	0.31%
Douglas C. Manditch	76,746	(11)	0.25%
Donna M. O’Brien	63,809	(12)	0.21%
Michael J. Russo	316,664	(13)	1.02%
Caren C. Yoh	38,084	(14)	0.12%
Michael Bingold	19,212	(15)	0.06%
Susan K. Cullen	34,022	(16)	0.11%
Maria A. Grasso	80,995	(17)	0.26%
Francis W. Korzekwinski	130,753	(18)	0.42%
All directors and executive officers as a group (34 persons)	1,776,101	(19)	5.74%

(1)

Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. The table also includes shares which the individual would have a right to acquire under the 2014 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of March 4, 2021 because the individual has satisfied the applicable definition of retirement. No restricted stock units (RSUs) are scheduled to vest within 60 days after March 4, 2021, except upon termination of Board service of certain individuals and 500 RSUs for one executive officer.

(2)

On March 4, 2021, the total number of shares of common stock outstanding was 30,954,155 (including shares held by the Employee Benefit Trust). As of March 4, 2021, other than Mr. Russo, who beneficially owned 1.02% of the outstanding shares of common stock, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 5.74% of the outstanding shares of common stock.

(3)	Includes 33,284 held in trust by Mr. Dellibovi. Also includes 4,800 shares underlying unvested RSUs that vest upon Mr. DelliBovi’s termination of Board service.
(4)	Excludes 4,800 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(5)

Includes 82,126 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, and 80 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 43,900 shares underlying unvested RSUs and 35,250 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(6)	Includes 4,800 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.
(7)	Includes 4,800 shares underlying unvested RSUs that vest upon Mr. D’Iorio’s termination of Board service.
(8)

Includes 1,000 shares held by Mr. Grassi with respect to which Mr. Grassi disclaims beneficial ownership. Also includes 4,800 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.

(9)	Includes 4,800 shares underlying unvested RSUs that vest upon Mr. Han’s termination of Board service.
(10)	Includes 4,800 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.
(11)	Includes 5,600 shares underlying unvested RSUs that vest upon Mr. Manditch’s termination of Board service.
(12)	Includes 4,800 shares underlying unvested RSUs that vest upon Ms. O’Brien’s termination of Board service.
(13)

Includes 193,697 shares held in a trust by Mr. Russo and his daughter, with whom he shares voting and dispositive power. Also includes 4,800 shares underlying unvested RSUs that vest upon Mr. Russo’s termination of Board service.

(14)	Includes 4,800 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(15)

Includes 6,003 shares credited to Mr. Bingold’s account in the 401(k) Savings Plan, and 80 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 16,490 shares underlying unvested RSUs and 13,600 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(16)

Includes 7,976 shares credited to Ms. Cullen’s account in the 401(k) Savings Plan, and 80 shares representing her proportionate voting interest in the Employee    Benefit Trust. Excludes 21,530 shares underlying unvested RSUs and 17,400 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(17)

Includes 30,281 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan and 80 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 23,985 shares underlying unvested RSUs and 18,600 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(18)

Includes 83,555 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, and 80 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 21,530 shares underlying unvested RSUs and 17,400 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

(19)

Includes 412,821 shares credited to accounts of executive officers in the 401(k) Savings Plan, and 1,600 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 48,800 shares underlying unvested RSUs that vest upon termination of Board service. Excludes 259,295 shares underlying unvested RSUs and 166,690 shares underlying unvested Performance RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2020 all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s by-laws was March 26, 2021. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The by-laws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2022 annual meeting of stockholders must be received by the Corporate Secretary no earlier than February 17, 2022, nor later than March 21, 2022, in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2022 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 10, 2021. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Maria A. Grasso

Corporate Secretary

Uniondale, New York

April 8, 2021

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE VITUAL ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET, TELEPHONE, OR BY PROXY CARD.

APPENDIX A

FLUSHING FINANCIAL CORPORATION

2014 OMNIBUS INCENTIVE PLAN

(Incorporating amendments through May 18, 2021)

1. Purpose.    The purpose of this 2014 Omnibus Incentive Plan (the “Plan”) is to aid Flushing Financial Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company and its subsidiaries and affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.    In addition to the terms defined in Section 1 and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Award” means any Option, SAR, Restricted Stock, RSU, Bonus Stock, award granted in lieu of obligations, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award granted to a Participant under the Plan, and may be a 409A Award or a Non-409A Award.

(c) “Beneficiary” means the legal representatives of a Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under the Participant’s Award(s) upon the Participant’s death.

(d) “Board” means the Company’s Board of Directors.

(e) “Bonus Stock” means Stock granted under Section 6(f).

(f) “Change in Control” has the meaning specified in Section 10.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to any Code provision includes any regulation thereunder and any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and/or Internal Revenue Service.

(h) “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to applicable NASDAQ “independence” and other listing requirements and the Company’s corporate governance documents. Each member of the Compensation Committee shall also meet the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee director” under the provisions of the Exchange Act. No Committee action shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any applicable qualification standard. Until such time as determined by the Board (in its sole discretion), reference in this Plan to action by the Committee shall require approval by both the Compensation Committee and the Board.

(i) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(j) “Effective Date” means the effective date specified in Section 11(o).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards, or other property as determined in good faith by the Committee or under procedures established by the Committee, subject to any restrictions imposed by Code Section 409A. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the mean between the highest and lowest quoted selling price, regular way, of the Stock on the NASDAQ Stock Market (or the principal exchange or market on which the Stock is listed or traded) on the day before such date, (or, if no such sale of Stock occurs on such day, the mean between the highest and lowest quoted selling price on the nearest trading day before such day).

(m) “409A Award” means an Award that constitutes a deferral of compensation under Code Section 409A. “Non-409A Award” means an Award other than a 409A Award.

(n) “Formula Award” means an Award granted to non-employee directors under Section 8.

(o) “Group” means the Company and its subsidiaries and affiliates, or any members of the Group, as the context requires.

(p) “Incentive Stock Option” or “ISO” means an Option which both is designated as an incentive stock option and qualifies as an incentive stock option within the meaning of Code Section 422.

(q) “Option” means a right, granted under Section 6(b), to purchase Stock.

(r) “Other Stock-Based Award” means an Award granted under Section 6(h).

(s) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an employee of the Group or a director of the Company.

(t) “Performance Award” means a conditional right, granted under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments. A Performance Award may, but need not, qualify as “performance-based compensation” for purposes of Code Section 162(m).

(u) “Restricted Stock” means Stock granted under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(v) “Restricted Stock Unit” or “RSU” means a right, granted under Section 6(e), to receive Stock (or the Fair Market Value thereof) at the end of a specified deferral period.

(w) “Stock” means the Company’s common stock, par value $.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(x) “Stock Appreciation Right” or “SAR” means a right granted under Section 6(c).

3. Administration.

(a) Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full authority and discretion, in each case subject to and consistent with the provisions of the Plan, to select the persons to whom Awards will be granted from among those eligible; to grant Awards; to determine the type and number of Awards; to determine the terms and conditions of Awards, including the dates on which Awards may be exercised and/or on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (to the extent such acceleration is either outside the scope of or permitted by Code Section 409A), the expiration date of any Award, and whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and all other matters relating to Awards; to prescribe Award documents evidencing or setting terms of Awards (which Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan, related administrative rules and Award documents, and to correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including stockholders of the Company, Participants, Beneficiaries, permitted transferees of Awards and any other persons claiming rights from or through a Participant.

(b) Manner of Exercise of Committee Authority.    The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or employees of the Group, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent consistent with Rule 16b-3 under the Exchange Act and Code Section 162(m), where applicable, and permitted by the Delaware General Corporation Law.

(c) Limitation of Liability.    The Board and Committee and each member thereof, and any person acting pursuant to authority delegated by the Board or Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Group, or the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Board and Committee members, any person acting pursuant to authority delegated by the Board or Committee, and any officer or employee of the Group acting at the direction or on behalf of the Board or Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery.    The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,872,000 shares and shall not include any additional shares that are or become available for awards under the any pre-existing plans. No more than 250,000 shares of Stock may be issued with respect to ISOs. The total number of shares available under the Plan and the number of shares available for ISOs are subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan may consist of authorized and unissued shares or treasury shares.

(b) Replenishment Rules.    To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, or otherwise terminated without delivery of shares to a Participant, the shares retained by or returned to the Company shall be available under the Plan. Shares that are withheld from an Award or separately surrendered by a Participant in payment of taxes relating to a full-value award shall be deemed to constitute shares not delivered to a Participant, and will therefore be available under the Plan. Notwithstanding the foregoing, in the case of Options and SARs, any shares that are withheld from an award or separately surrendered by a Participant in payment of the exercise price or taxes relating to such award, any unissued shares resulting from the net settlement of such award and any shares purchased by the Company in the open market using the proceeds from exercise of an Option will not become available under the Plan.

(c) Reinvested Dividends.    The number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, RSUs, or other Awards.

(d) Substitute Awards for Acquired Business.    Shares issued or issuable in connection with any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or the Group, or with which the Company or the Group combines, shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility.    Non-employee directors shall automatically receive Formula Awards under Section 8 of the Plan, unless the Committee in its discretion determines otherwise. The Committee shall have discretion to grant Awards under the Plan only to an individual who is (i) a director or an employee (including an executive officer) of the Group, or (ii) a person who has been offered employment by the Group, provided that any grant to a prospective employee shall not be effective until such person has commenced employment with the Group. An employee on leave of absence may be considered as still in the employ of the Group for purposes of eligibility for participation in the Plan. In addition to the persons referred to in the first sentence of this Section 5(a), holders of awards granted by a company or business acquired by the Company or the Group, or with which the Company or Group combines, are eligible for grants of Awards under the Plan in assumption of or substitution for such previously granted awards.

(b) Per-Person Award Limitations.

(i) Stock-Based Awards.    In the case of Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m) and that are denominated by reference to a number of shares, the maximum number of shares with respect to which such Awards may be granted to an eligible employee in any calendar year is 250,000 shares (subject to adjustment as provided in Section 11(c)). This limitation shall apply to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from, and not as a feature of, another Award. Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m) are not subject to annual limits under this Section.

(ii) Cash-Based Awards.    In the case of Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m) and that are not denominated by reference to a number of shares, (i) the maximum amount or value which may be granted as an Annual Incentive Award to an eligible employee in any calendar year is $2 million, and (ii) the maximum amount or value which may be granted as a Performance Unit Award or other long-term cash-based Award to an eligible employee in any calendar year is $6 million. The annual limit for grants of cash-based Awards under this paragraph is a separate limitation which is not affected by the number of Awards granted which are denominated by reference to a number of shares. The maximum amount or value under this paragraph is measured as the maximum amount or value that the employee would be eligible to receive under the Award upon satisfaction of the performance conditions, without regard to whether such amount is to be paid at the end of the performance period or on a deferred basis or continues to be subject to any service requirement or other non-performance condition. As such, the maximum amount does not include any amounts which may be credited as dividends, dividend equivalents, or earnings on such Award either during or after the performance period.

(iii) Non-Employee Director Awards.    In the case of Awards to non-employee directors that are denominated by reference to a number of shares, the maximum number of shares with respect to such Awards granted to a director in any calendar year is 10,000 shares (subject to adjustment as provided in Section 11(c)). This limit does not affect the amount of cash directors’ fees that may be paid to non-employee directors.

6. Specific Terms Of Awards.

(a) General.    Awards may be granted on the terms and conditions set forth in this Section 6, subject to any additional requirements set forth in Section 9. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(j). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.    The Committee is authorized to grant Options under the Plan on the following terms and conditions:

(i) Exercise Price.    The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, except as provided in Section 9(a).

(ii) Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements, subject to the requirements of Section 9(d)); the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to any limitations imposed by Code Section 409A or other applicable law), including, without limitation, cash, Stock, withholding of Stock deliverable upon exercise (i.e., “net exercise”), through broker-assisted “cashless exercise” arrangements, by delivery of other Awards or awards granted under other plans of the Company or the Group, or other property, or by any other method determined by the Committee; and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants upon Option exercise.

(iii) ISOs.    The terms of any ISO granted under the Plan shall satisfy the requirements of Code Section 422. Any Option designated as an ISO which fails to satisfy all the requirements of Code Section 422 shall be treated as a non-qualified Option.

(c) Stock Appreciation Rights.    The Committee is authorized to grant SARs under the Plan on the following terms and conditions:

(i) Right to Payment.    An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise or settlement thereof, an amount payable in shares or cash equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, provided that such grant price shall not be lower than the Fair Market Value of the Company’s Stock on the grant date (except as provided in Section 9(a)).

(ii) Other Terms.    The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine, at the date of grant or thereafter (subject to Sections 11(e) and 11(j)), the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements, subject to the requirements of Section 9(d)), the method of exercise, the time and method of settlement, the form of consideration payable in settlement (which may include cash, Stock, other property, or a combination thereof), and the method by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(d) Restricted Stock.    The Committee is authorized to grant Restricted Stock under the Plan on the following terms and conditions:

(i) Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 9(d)), which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Award document, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any vesting, mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of a Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock; that the Company retain physical possession of the certificates; and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.    The Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, in either case subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee), subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units.    An RSU entitles the Participant to receive one share of Stock (or the Fair Market Value of a share) at a specified time. The Committee is authorized to grant RSUs under the Plan on the following terms and conditions:

(i) Award and Restrictions.    Issuance of Stock or payment of the cash or other property to which the Participant is entitled under the RSU Award will occur upon expiration of the deferral period specified for such Award by the Committee (or, if permitted by the Committee, as elected by the Participant). RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 9(d)), which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, cash, other Awards, or other property, or a combination thereof, as determined by the Committee at the date of grant or thereafter. The time and/or circumstances of such delivery shall be determined by the Committee subject to any limitations imposed by Code Section 409A.

(ii) Forfeiture.    Upon termination of employment or service during the portion of the deferral period to which forfeiture conditions apply (as provided in the Award document evidencing the RSUs), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in an Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes. Notwithstanding the foregoing, the Committee shall have no authority to shorten or lengthen the deferral period specified for an RSU Award except as permitted under Code Section 409A.

(iii) Dividend Equivalents.    The Committee may determine whether or not an Award of RSUs shall entitle the Participant to receive Dividend Equivalents, and may require that Dividend Equivalents on the number of shares of Stock covered by an Award of RSUs shall be either (A) paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred as to payment for such period as specified by the Committee, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards, or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee). Unless otherwise determined by the Committee, in the case of a dividend payable in Stock, the Dividend Equivalent on such dividend shall be credited as additional RSUs, which shall be subject to restrictions and a risk of forfeiture to the same extent as the RSUs with respect to which it was distributed and shall have the same deferral period as such RSUs.

(f) Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or Group to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. All Awards under this Section 6(f) shall be subject to such terms as shall be determined by the Committee (subject to Sections 9(c) and (d)).

(g) Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents under the Plan which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or on a deferred basis (in each case subject to any limitations imposed by Code Section 409A). Deferred amounts may be deferred as a fixed dollar amount or may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as designated by the Committee), and shall be subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Stock; purchase rights for Stock; performance units or performance shares; Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee; and Awards valued by reference to the book value of Stock or the value of securities of (or the performance of) specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards (subject to Section 9). Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine.

(i) Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, including Annual Incentive Awards.

(a) Performance Awards Generally.    Performance Awards may be denominated as a cash amount or a number of shares of Stock which will be earned, and/or a specified number of Awards which will be granted, upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may constitute any other Award as a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and/or the vesting or timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions (including, but not limited to, the criteria set forth in Section 7(b)(ii)), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Notwithstanding the foregoing, any Award intended to qualify as “performance-based compensation” under Code Section 162(m) (other than Options and SARs) shall be subject to the additional limitations set forth in Section 7(b).

(b) Code Section 162(m) Awards.    If the Committee determines that a Performance Award (other than an Option or SAR) is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, vesting, and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and such Award shall comply with the other requirements set forth in this Section 7(b).

(i) Performance Goal Generally.    The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” within the meaning of Code Section 162(m). The Committee may determine that such Performance Awards shall be granted, exercised, vested, and/or settled upon achievement of any one performance goal, or any one of several performance goals, or that two or more of the performance goals must be achieved as a condition to grant, exercise, vesting, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for Performance Awards granted under this Section 7(b): (1) sales or other sales or revenue measures; (2) operating income, earnings from operations, core operating earnings, or earnings or core operating earnings before or after one or more of interest, taxes, depreciation, amortization, or extraordinary items; (3) net income, net income or core operating earnings per common share (basic or diluted), or net interest income; (4) earnings before provision for taxes; (5) operating efficiency ratio; (6) return on average assets, return on investment, return on capital, return on average equity, or core operating return on average equity; (7) tangible book value per share; (8) Tier-1 common equity; (9) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (10) loan originations, loan production, loan growth, non-performing loans; (11) asset quality measures; (12) deposits or deposit growth; (13) net interest, net interest spread, net interest margin; (14) fee income; (15) economic profit or value created; (16) operating margin; (17) stock price or total stockholder return; and (18) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation, goals with respect to information technology, implementation or completion of critical projects, and goals relating to acquisitions or divestitures of subsidiaries, affiliates, branches, or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period specified by the Committee, which may be one year, or less or more than one year. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. At the time of establishing the performance goals, the Committee may specify the circumstances in which such Performance Awards shall be paid in the event of termination of the Participant’s employment prior to the end of the performance period, which may differ depending on the circumstances of the termination; provided that, to the extent required by Code Section 162(m), payment shall not exceed the amount the Participant would have received had he or she remained in employment through the end of the performance period.

(iv) Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In addition, (i) the maximum amount payable from such pool to any Participant whose Award is intended to qualify as “performance-based” under Code Section 162(m) must be stated in terms of a percentage of the pool, (ii) the sum of all individual percentages of the pool is not permitted to exceed 100 percent, and (iii) no Participant may receive in excess of his or her stated percentage.

(v) Written Determinations.    Prior to payment or settlement of each Award subject to this Section 7(b), the Committee shall certify in writing, in a manner which satisfies the requirements of Code Section 162(m), that the performance objective(s) relating to the Performance Award and other material terms of the Award upon which payment or settlement of the Award was conditioned have been satisfied.

(vi) Settlement of Performance Awards.    Settlement of Performance Awards may be in cash, Stock, other Awards or other property, as determined by the Committee during the time period specified in Section 7(b)(iii). The Committee may, in its discretion, reduce (but not increase) the amount payable in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(vii) Limitation on Committee Discretion.    No provision of the Plan giving the Committee discretion to modify the terms of an Award shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation payable in connection with an Award that is intended to constitute “performance-based compensation” under Code Section 162(m) or to otherwise modify the terms of such Award in a manner that does not satisfy Code Section 162(m).

(c) Annual Incentive Awards.    The Committee may grant Annual Incentive Awards under the Plan. If an Annual Incentive Award is not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), such Award shall comply with the provisions of Section 7(a). If an Annual Incentive Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), such Award shall comply with the provisions of Section 7(b).

(d) Adjustments to Performance Goals.    The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including the performance goals and amounts payable under Performance Awards and the amount of any unfunded Performance Award pool relating thereto) (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 11(c), acquisitions and dispositions of businesses and assets, litigation or claim judgments or settlements, extraordinary items, and specified non-recurring charges or credits) affecting the Company, any subsidiary or affiliate or other business unit, and/or (ii) in response to changes in applicable laws, regulations, accounting principles, or tax rates; provided that no such adjustment shall be authorized or made that would cause any Award to a covered employee (within the meaning of Code Section 162(m)) intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.

8. Non-Employee Director Awards.    Unless the Committee determines to grant Awards to non-employee directors in other forms or amounts, each non-employee director shall automatically receive Formula Awards as provided in Section 8(a), having the terms and conditions provided in Section 8(b).

(a) Time and Amount of Formula Awards.    Formula Awards shall be made as follows:

(i) Annual Grants.    As of January 30 of each year, each person then serving as a non-employee director shall be granted 4,800 RSUs, subject to adjustment as provided in Section 11(c). Prior to such grant, the Committee may determine to substitute Restricted Stock for such RSUs.

(ii) Initial Grants.    Effective as of the date of a person’s initial election or appointment as a non-employee director or change to non-employee director status, such person shall be granted a pro rated portion of the Annual Grant consisting of 400 shares of Restricted Stock for each full or partial month from the date of such director’s election or appointment or change in status to the following January 30 (subject to adjustment as provided in Section 11(c)). Prior to such grant, the Committee may determine to substitute RSUs for such Restricted Stock.

(b) Terms and Conditions of Formula Awards.    Unless the Committee determines otherwise, Formula Awards of Restricted Stock and/or RSUs granted under Section 8(a) shall be subject to the following terms and conditions and such other terms and conditions as may be determined by the Committee that are not inconsistent therewith.

(i) No Payment by Director.    A non-employee director shall not be required to make any payment to the Company in consideration of the Restricted Stock or RSU Awards received by such director.

(ii) General Vesting and Forfeiture.    Each Annual Award shall become vested and non-forfeitable with respect to one-third of the underlying shares on the first anniversary of the date of grant, and an additional one-third of the underlying shares on each subsequent anniversary thereof, provided that the Participant is a director of the Company on each such anniversary date. Each Initial Award shall become vested and non-forfeitable with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each subsequent January 30, provided that the Participant is a director of the Company on each such date. In the event the Participant ceases to be a director of the Company before the Restricted Stock or RSU Award has fully vested, the unvested portion of the Award shall be forfeited.

(iii) Accelerated Vesting on Specified Events.    Notwithstanding the vesting schedule set forth in paragraph (ii), all of a Participant’s Formula Awards under Section 8(a) shall become fully vested and non-forfeitable (a) upon a Change in Control if the Participant is a director of the Company at the time of such Change in Control, and (b) upon the termination of the Participant’s service as a director due to death, disability (as determined by the Committee) or, in the case of RSUs (but not Restricted Stock), retirement (which for this purpose shall mean termination of service after at least five years of service as a non-employee director if the Participant’s age plus years of service as a non-employee director equals or exceeds 55).

(iv) Dividends and Dividend Equivalents.    A Participant shall be entitled to receive, on the dividend payment date, cash dividends on his or her unvested Restricted Stock and Dividend Equivalents for cash dividends on his or her RSUs. In the event the Company pays a dividend in Stock or other property, such dividend (or Dividend Equivalent in the case of RSUs) shall be subject to the same restrictions, risk of forfeiture, and deferral period as the Award with respect to which it was paid.

(v) Settlement of Award.    All RSUs granted as Formula Awards shall be settled in Stock unless the Committee expressly determines otherwise. Notwithstanding the vesting provisions of an Award, if the Award is subject to Code Section 409A, payment of such Award shall be subject to the requirements of Code Section 409A.

(vi) Awards Nontransferable.    Restricted Stock and RSUs shall not be transferable by the Participant until such time as the Award has vested and delivery of the shares (or, if the Committee so determines, cash) payable pursuant to the Award has been made.

9. Certain General Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or Group or any business entity to be acquired by the Company or Group, or any other right of a Participant to receive payment from the Company or Group, subject to any restrictions imposed by Code Section 409A or 162(m). If two Awards are granted in tandem, a Participant may receive the benefit of one Award only to the extent he or she relinquishes the tandem Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Subject to any restrictions imposed by Code Section 409A, the Committee may grant substitute Awards in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or Group, or with which the Company or Group combines, with an exercise price or grant price per share of Stock below Fair Market Value as it determines appropriate to preserve the economic value of any such outstanding assumed or substituted awards.

(b) Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, except that no Option or SAR shall have a term exceeding ten years.

(c) Form and Timing of Payment under Awards.

(i) Committee Discretion.    Subject to the terms of the Plan and any applicable Award document and to the extent permitted under Code Section 409A, payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and/or cash may be paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Section 11(j). Subject to Section 11(j), the Committee may require installment or deferred payments (subject to Section 11(e)) or may permit a Participant to elect such payments (including extension of a deferral period) on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock (subject to the requirements of Code Section 162(m) in the case of Performance Awards intended to qualify as “performance-based compensation” under such Section).

(ii) Distribution upon Unforeseeable Emergency.    The Committee may provide in the Award document (but not after the date of the Award unless permitted under Code Section 409A) that in the event such Award is vested under the terms of the Award and no longer subject to a substantial risk of forfeiture, such Award shall be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Section 409A, subject to any restrictions on the timing or making of such distribution as may be imposed by the Committee in the Award document or by Section 409A.

(d) Limitation on Vesting of Certain Awards.    All Option, SAR, Restricted Stock, RSU, and Other Stock-Based Awards to employees shall vest over a minimum period of three years, except that the Committee may provide, at the time of grant or thereafter, for earlier vesting in the event of a Participant’s disability or retirement (as such terms are defined by the Committee) or death, or in the event of a Change in Control, sale of a subsidiary or business unit, or other special circumstances. The foregoing notwithstanding, (i) the Committee may provide that Awards as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions will vest over a minimum period of one year, with earlier vesting in the circumstances referred to in the preceding sentence; (ii) cash dividends and Dividend Equivalents paid with respect to other Awards need not be subject to minimum vesting requirements; (iii) all shares issued to satisfy a prior obligation to pay cash need not be subject to minimum vesting requirements; and (iv) in addition to the shares referred to in clauses (i), (ii) or (iii), up to an aggregate of 100,000 shares (subject to adjustment as provided in Section 11(c)) may be granted as Bonus Stock, Restricted Stock or RSUs without any minimum vesting requirements. For purposes of this Section 9(d), (i) a performance period that precedes the grant of an Award will be treated as part of the vesting period for such Award if the Participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e) Limitation on Payment of Dividends and Dividend Equivalents.    The Committee may provide for the payment of dividends or Dividend Equivalents with respect to Awards when accrued or on a deferred basis, provided that no dividends or Dividend Equivalents shall be payable on Performance Awards for which the performance goals have not been satisfied.

(f) Payment of Cash Awards.    Unless the Committee provides otherwise, where an Award is payable in cash, such Award shall be paid by the subsidiary or affiliate that employs the Participant, with the payment obligation guaranteed by the Company.

10. Change in Control.

(a) Committee Authority.    The Committee shall have the authority to determine the treatment of Awards in the event of a Change in Control.

(b) Definition of “Change in Control.”    A “Change in Control” shall be deemed to have occurred upon:

(i) the acquisition of all or substantially all of the assets of Flushing Bank (the “Bank”) or the Company by any person or entity, or by any persons or entities acting in concert; or

(ii) the occurrence of any event if, immediately following such event, a majority of the members of the Board or the board of directors of the Bank or of any successor corporation or entity shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board or the board of directors of the Bank as of January 1, 2014 and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the respective board of directors); or

(iii) the acquisition of the beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Exchange Act), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group deemed a person under Section 13(d)(3) of the Exchange Act; or

(iv) consummation of the merger or consolidation of the Bank or the Company with another corporation or entity where stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation or entity.

11. General Provisions.

(a) Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such (i) registration or qualification of such Stock or other required action under federal or state law, rule or regulation, (ii) listing or other required action with respect to any stock exchange or other market upon which the Stock or other securities of the Company are listed or quoted, or (iii) compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information, and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements, or other obligations. The application of this Section shall not extend the term of any Option or other Award. The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the Award holder for any loss caused by the implementation of this Section 11(a).

(b) Limits on Transferability.    No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of a Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, if and to the extent permitted by the Committee (after taking into account applicable securities laws), Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred by a Participant to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, subject to any terms and conditions which the Committee may impose in connection with such transfer (including limitations on the permissible categories of transferees). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through a Participant shall be subject to all terms and conditions of the Plan and any applicable Award document, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee which are imposed by the Committee in connection with or as a condition to such transfer.

(c) Adjustments.    The Committee is authorized to make the following adjustments to outstanding Awards and/or limitations on future Awards:

(i) In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of substantially all assets, liquidation, dissolution or other change in corporate structure or corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the aggregate number and kind of shares of Stock or other property which may be delivered under the Plan, including the number of shares with respect to which ISOs may be granted, (B) the number and kind of shares of Stock or other property by which annual per-person Award limitations are measured under Section 5(b), (C) the number and kind of shares of Stock or other property comprising Formula Awards under Section 8, (D) the number and kind of shares of Stock or other property which may be granted without minimum vesting requirements under Section 9(d), (E) the number and kind of shares of Stock or other property subject to or deliverable in respect of outstanding Awards, and (F) the exercise price, grant price or purchase price relating to any Award.

(ii) Upon (A) any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation or entity), (B) a sale of substantially all the assets of the Company, (C) the dissolution or liquidation of the Company, or (D) the disposition of a subsidiary, affiliate or business unit of the Company, the Committee may take such action as it in its discretion deems appropriate to (1) accelerate the time when awards vest, may be exercised and/or may be paid (subject to any limitations imposed by Code Section 409A); (2) cash out outstanding Awards through a payment of the in-the-money-value, if any, of the vested portion of such Awards (payable in cash, shares, or other property) at or immediately prior to the date of such event; (3) provide for the assumption of outstanding Options, SARs, and other Awards (as adjusted to reflect the transaction) by surviving, successor or transferee corporations; (4) provide that in lieu of Stock, Participants shall be entitled to receive the consideration they would have received in the transaction in exchange for such Stock (or the fair market value of such consideration in cash); and/or (5) provide that Options and SARs shall be exercisable for a period of at least ten business days from the date of receipt by Participants of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options and SARs shall terminate.

(d) Tax Provisions.

(i) Tax Withholding.    Whenever the value of an Award first becomes includible in an employee’s gross income for applicable tax purposes, the Company shall have the right to require the employee to remit to the Company, or make arrangements satisfactory to the Committee regarding payment of, an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate for such shares or the time of such income inclusion. Whenever under the Plan payments by the Company are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

(ii) Use of Stock to Satisfy Tax Withholding Obligations.    To the extent permitted by the Committee (in the Award document or otherwise), and subject to any terms and conditions imposed by the Committee, an employee entitled to receive Stock under the Plan may elect to have the employer’s minimum statutory withholding obligation for federal, state, and local taxes, including payroll taxes, with respect to such Stock satisfied by having the Company withhold from the shares otherwise deliverable to the employee shares of Stock having a value equal to the amount of such withholding obligation with respect to the Stock or (ii) by delivering to the Company shares of unrestricted Stock. Alternatively, the Committee (in the Award document or subsequently) may require that a portion of the shares of Stock otherwise deliverable be withheld and applied to satisfy the statutory withholding obligations with respect to the Award.

(iii) Required Consent to and Notification of Code Section 83(b) Election.    No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Code Section 83(b) or other applicable provision.

(iv) Requirement of Notification Upon Disqualifying Disposition of ISO.    If any Participant makes any disposition of shares of Stock delivered pursuant to the exercise of an ISO in a disqualifying disposition within the meaning of Code Section 421(b), such Participant shall notify the Company of such disposition within ten days thereof.

(v) Disclaimer of Tax Treatment.    Although the Company may endeavor to qualify an Award for favorable tax treatment (e.g. incentive stock options under Code Section 422) or to avoid adverse tax treatment (e.g. under Code Section 409A), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment. By accepting an Award, a Participant agrees to hold the Company, the Board, the Committee, and their respective delegees harmless for any liability under Code Section 409A.

(e) Amendment of the Plan and/or Awards.    The Board may terminate the Plan prior to the termination date specified in Section 11(p), and may from time to time amend or suspend the Plan or the Committee’s authority to grant Awards under the Plan, and the Committee may amend outstanding Awards, in each case without the consent of stockholders or Participants, subject to the following limitations:

(i) Any amendment to the Plan that would materially increase the number of shares reserved for issuance or for which stockholder approval is required by applicable law or any stock exchange or market on which the Stock is listed or traded shall be subject to approval by the Company’s stockholders not later than the earliest annual meeting for which the record date is at or after the date of Board approval of such amendment.

(ii) No amendment or termination of the Plan or any Award may materially and adversely affect the rights of a Participant without the consent of the affected Participant. For the purposes of the preceding sentence, (A) actions that alter the timing of income or other taxation of a Participant will not be deemed material, and (B) adjustments of Awards permitted under Section 11(c) will not be considered amendments of such Awards.

(iii) Without stockholder approval, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

(iv) The Committee shall have no authority to waive or modify any provision of an Award after the Award has been granted to the extent the waived or modified provision would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

Notwithstanding the foregoing provisions of this Section 11(e), the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding Awards without the consent of stockholders or Participants to the extent the Committee determines that such amendment is necessary or appropriate to comply with Code Section 409A.

Notwithstanding any other provision of the Plan or of any Award, the Committee shall have the right, in its sole discretion, to terminate (or provide for the termination of) the Plan and/or all or selected Awards, and distribute (or provide for the distribution of) the compensation deferred thereunder, within 12 months following the occurrence of a “Change in Control Event” as defined for purposes of Code Section 409A.

(f) Right of Setoff.    To the extent permitted by applicable law, the Company (or Group) shall have the right to offset amounts payable under this Plan or under any Award against any amounts owed to the Company (or Group) by the Participant. By accepting any Award granted hereunder, a Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock or cash pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property, or make other arrangements to meet the Company’s obligations under the Plan, consistent with the “unfunded” status of the Plan.

(h) Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other compensatory plans or incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and arrangements providing for the issuance of Stock; and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration or, in the discretion of the Committee, the lesser of such cash consideration or the then value of the Award. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 409A.

(i) For purposes of this Plan, references to an Award provision or an event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A or being subject to this Section 11(j) mean (i) for a 409A Award, that the provision or event will not cause a Participant to be liable for payment of interest or a tax penalty under Code Section 409A, and (ii) for a Non-409A Award, that the provision or event will not cause the Award to be treated as subject to Code Section 409A.

(ii) Notwithstanding any other provision of the Plan, the Company and the Committee shall have no authority to accelerate distributions with respect to 409A Awards in excess of the authority permitted under Code Section 409A.

(iii) Notwithstanding any provision of the Plan or any Award to the contrary, any amounts payable under the Plan on account of termination of employment to an Award holder who is a “specified employee” within the meaning of Code Section 409A which constitute “deferred compensation” within the meaning of Code Section 409A and which are otherwise scheduled to be paid during the first six months following the Award holder’s termination of employment (other than any payments that are permitted under Code Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Award holder’s termination of employment (or until the Award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the Award holder in a lump sum. The “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Code Section 409A.

(iv) A termination of employment shall not be deemed to have occurred for purposes of any 409A Award under this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(k) Governing Law; Consent to Jurisdiction.    The Plan, any rules and regulations relating to the Plan, and any Award document under the Plan shall be construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws) and applicable provisions of federal law. Any dispute arising out of any award granted under the Plan may be resolved in any state or federal court located within the State of Delaware. Any Award granted under the Plan is granted on condition that the Award holder accepts such venue and submits to the personal jurisdiction of any such court.

(l) Awards to Participants Outside the United States.    The Committee may, in its sole discretion, modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.

(m) Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Participant the right to continue as a Participant or in the employ or service of the Company or Group, (ii) interfering in any way with the right of the Company or Group to terminate any Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving any person a claim to be granted any Award under the Plan, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until shares of Stock are duly issued or transferred to the Participant in accordance with the terms of an Award. Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated. Except as expressly provided in the Plan or an Award document, neither the Plan nor any Award document shall confer on any person other than the Company (or Group) and the Participant any rights or remedies thereunder.

(n) Invalidity of Provision.    If any provision of the Plan or an Award document is finally held to be invalid, illegal, or unenforceable, the Committee shall have the right to modify the terms of affected Awards in such manner as it deems equitable in order to prevent unintended enrichment or dilution of benefits in light of the invalid, illegal or unenforceable provision.

(o) Plan Effective Date; Termination of Preexisting Plans.    The Plan became effective on May 20, 2014. Upon such approval of the Plan by the stockholders of the Company, no further awards shall be granted under the Company’s 2005 Omnibus Incentive Plan, 1996 Stock Option Incentive Plan, and 1996 Restricted Stock Incentive Plan, but any outstanding awards under such plans shall continue in accordance with their terms.

(p) Plan Termination Date. No Awards shall be granted under the Plan after the Company’s annual meeting of stockholders held in 2024, but outstanding Awards granted prior to such date shall continue in accordance with their terms.

APPENDIX B

AUDIT COMMITTEE CHARTER

STATEMENT OF PURPOSE

The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the systems and processes of internal control, compliance and the audit process. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management and the internal and external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the company’s business, operations and risks.

ORGANIZATION

The Committee will be comprised of three or more Directors as determined by the Board of Directors, each of whom will be “independent” within the meaning of the rules applicable to companies quoted on the Nasdaq National Market. Committee members will serve at the pleasure of the Board of Directors. A Committee Chairman will be designated by the Board of Directors. All Committee members will have, at a minimum, a working familiarity with basic finance and accounting practices. The Board of Directors will endeavor to appoint at least one Committee member that is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). Committee members may enhance their understanding of finance and accounting through educational programs offered by the company or an outside consultant.

MEETINGS

Meetings of the Committee will be held not less than quarterly. In furtherance of its purpose, the Committee will provide sufficient opportunity for the external auditors, the Chief Audit Officer and management to meet with the Committee in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately. The Committee will make regular reports and appropriate recommendations to the Board of Directors.

AUTHORITY

The Audit Committee will have the sole authority to appoint or replace the internal auditor and the external auditor of the company. The Audit Committee will be directly responsible for the compensation and oversight of the work of the company’s internal and external auditors (including the resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor will report directly to the Audit Committee.

The Audit Committee will have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its responsibilities. The company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the external auditor engaged by the company for the purpose of rendering or issuing an audit report and to any advisers engaged by the Audit Committee.

ROLES AND RESPONSIBILITIES

A.	Internal Control

Require that the external auditors, internal auditors and management keep the Audit Committee informed about fraud, illegal acts, deficiencies in internal control, and similar matters.

1.	Consider whether internal control recommendations made by internal and external auditors have been implemented by management.

2.

Determine the extent to which internal and external auditors review (i) computer systems and applications, (ii) the security of such systems and applications, and (iii) the contingency plan for processing financial information in the event of a systems breakdown.

B.	Financial Reporting

1.

Meet with management and the external auditors to review annual and quarterly financial statements, issues related thereto and the results of the external auditors’ annual audit or quarterly review, as the case may be.

2.	Review the company’s earnings press releases with management, including the use of “pro-forma” or “adjusted” non-GAAP information.
3.	Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks.
4.	Consider significant judgments, including those made as to asset and liability valuation, loan losses or the selection and application of accounting principles.
5.	Review management’s disposition of proposed audit adjustments identified by the external auditors.
6.

Require that the external auditors communicate their judgment regarding the integrity and quality of the financial statements to the Committee and review, upon receipt, the report (oral or written) of the external auditors on:

•	All critical accounting policies and practices
•

All alternative accounting treatments within GAAP for policies and practices related to material items that have been discussed with management (including ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the accounting firm)

•	Material written communications between the accounting firm and management, such as any management letter or schedule of unadjusted audit differences
7.	To gain insight into the fairness of the statements and disclosures, obtain views and, where appropriate, explanations from management and from the internal and external auditors on whether:
•	Generally Accepted Accounting Principles have been consistently applied
•	There are any significant or unusual events or transactions
•	The company’s financial and operating controls are functioning effectively
•	The financial statements contain adequate and appropriate disclosures
8.	Review disclosures, if any, made to the Audit Committee by the company’s disclosure committee or, in connection with their certification of periodic reports, the CEO and CFO.

C.	Internal Audit

1.	Review the activities and organizational structure of the internal audit function.
2.	Review the qualifications of the internal audit function and participate in the appointment, replacement, reassignment or dismissal of the Chief Audit Officer.
3.	Review the effectiveness of the internal audit function.
4.	Review the scope of internal audit’s work plan for the year and receive a summary report of significant findings by internal auditors and management’s response to the conditions reported.
5.	Review and approve the Internal Audit Department Charter at least annually.
6.	Review and approve the Audit Methodology Manual at least annually.

D.	External Audit

1.	Review the external auditors’ proposed audit scope and approach.
2.	Review the performance of the external auditors.
3.	Obtain from the external auditors and review the confirmation required to be provided by the external auditors as to their independence in accordance with professional standards.
4.	Ensure the 5-year rotation of audit lead and concurring partners as required by law.

5.	Recommend to the Board of Directors policies for the company’s hiring of current or former employees of the external auditor who served as members of the company’s audit engagement team.
6.

Pre-approve, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the external auditors for the company, other than a de minimus amount of non-audit services not to exceed, in the aggregate, 5% of total revenues paid to the external auditors during the fiscal year that were not known as non-audit services at the time of the engagement and that are promptly made known to the Audit Committee and approved by the Audit Committee prior to completion of the audit.

E.	Risk Assessment

1.

In conjunction with the Risk and Compliance Committee, discuss the Company’s policies with respect to risk assessment and risk management to ensure that the CEO and senior management of the company assess and manage the company’s exposure to risk.

2.	In conjunction with the Risk and compliance Committee, discuss guidelines and policies to govern the company’s risk assessment and risk management processes.
3.	In conjunction with the Risk and Compliance Committee, discuss the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

F.	Other Responsibilities

1.	Make the report required by the SEC to be included in the company’s annual Proxy Statement.
2.

Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Require that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.
4.	Perform other oversight functions as requested by the full Board of Directors.
5.	Periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct internal control or other audits, or to ascertain the structure of internal controls, or to determine that the company’s financial statements are complete and accurate and are in accordance with Generally Accepted Accounting Principles. This is the responsibility of management and the independent external auditor. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any, between management and the independent external auditors.

PXY-0421

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/FFIC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2021. FLUSHING FINANCIAL CORPORATION 220 RXR PLAZA
UNIONDALE, NY 11556 ATTN: SUSAN K. CULLEN
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D42967-P53183-Z79497
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FLUSHING FINANCIAL CORPORATION A Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.
1. Election of Class B Directors (for a term expiring in 2024) Nominees: 1a. Michael A. Azarian 1b. Steven J. D’Iorio 1c. Louis C. Grassi 1d. Sam S. Han For Against Abstain 2. Approve an amendment to the 2014 Omnibus Incentive Plan.
3. Advisory vote to approve executive compensation. 4. Ratification of appointment of BDO USA, LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2021. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof. For Against Abstain
B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K/Wrap are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
D42968-P53183-Z79497 Proxy — Flushing Financial Corporation PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 18, 2021 The undersigned hereby appoints Maria A. Grasso and Susan K. Cullen, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 18, 2021 at 1:00 p.m., New York time, virtually at www.virtualshareholdermeeting.com/FFIC2021, or at any adjournment thereof. Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any Proposal. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked. The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE REVERSE SIDE, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time, one week before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, one week before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 11, 2021. FLUSHING FINANCIAL CORPORATION 220 RXR PLAZA UNIONDALE, NY 11556 ATTN: SUSAN K. CULLEN TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D42969-P53183-Z79497 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FLUSHING FINANCIAL CORPORATION A Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. 1. Election of Class B Directors (for a term expiring in 2024) For Against Abstain Nominees: 1a. Michael A. Azarian 1b. Steven J. D’Iorio 1c. Louis C. Grassi 1d. Sam S. Han For Against Abstain
2. Approve an amendment to the 2014 Omnibus Incentive Plan. 3. Advisory vote to approve executive compensation.
4. Ratification of appointment of BDO USA, LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2021. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof. B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Attention 401(k), Employee Benefit Trust, and Shareworks participants: This voting instruction card, when completed, signed and returned, or your telephone or Internet voting instruction, will constitute voting instructions to the trustee or administrator for shares of common stock of Flushing Financial Corporation (the “Company”) in which you have a voting interest held through the Flushing Bank 401(k) Savings Plan (the “401(k) Plan”), the Flushing Financial Corporation Employee Benefit Trust (the “Employee Benefit Trust”), and/or the Company’s Shareworks equity portal. If your instructions are not received by 11:59 p.m., Eastern Daylight Time, on May 11, 2021, the shares in which you have a voting interest held through the 401(k) Plan and/or the Employee Benefit Trust will be voted by the applicable trustee in the same proportion as the shares for which timely instructions were received from other participants, while the shares held in your Shareworks account will not be voted by the administrator. Your voting instructions will be kept confidential. IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE D42970-P53183-Z79497 Voting Instruction Card — Flushing Financial Corporation TRUSTEE UNDER THE FLUSHING BANK 401(K) SAVINGS PLAN
TRUSTEE UNDER THE FLUSHING FINANCIAL CORPORATION EMPLOYEE BENEFIT TRUST ADMINISTRATOR OF THE FLUSHING FINANCIAL CORPORATION SHAREWORKS EQUITY PORTAL RE: FLUSHING FINANCIAL CORPORATION ANNUAL MEETING MAY 18, 2021 Receipt of proxy soliciting material for the above meeting is acknowledged. As to common stock of Flushing Financial Corporation of which I am entitled to direct the voting under the Flushing Bank 401(k) Savings Plan, Employee Benefit Trust, and/or Shareworks equity portal, you are instructed to sign and forward a proxy in the form solicited by the Board of Directors, and to direct a vote as set forth on the reverse side.
Continued and to be signed on reverse side